Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EH PARENT LLC,

SOHO HOUSE & CO INC.

and

EH MERGERSUB INC.

Dated as of August 15, 2025

TABLE OF CONTENTS

Article I DEFINITIONS & INTERPRETATIONS		2

1.1	Certain Definitions	2
1.2	Additional Definitions	14
1.3	Certain Interpretations	16

Article II THE MERGER		19

2.1	The Merger	19
2.2	The Effective Time	19
2.3	The Closing	19
2.4	Effect of the Merger	20
2.5	Certificate of Incorporation and Bylaws	20
2.6	Directors and Officers	20
2.7	Effect of Merger on Company Common Stock	20
2.8	Equity Awards	22
2.9	Exchange of Certificates	25
2.10	No Further Ownership Rights in Company Common Stock	28
2.11	Lost, Stolen or Destroyed Certificates	28
2.12	Required Withholding	28
2.13	No Dividends or Distributions	29
2.14	Necessary Further Actions	29

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		29

3.1	Organization; Good Standing	29
3.2	Corporate Power; Enforceability	30
3.3	Company Board Approval; Opinion of the Special Committee’s Financial Advisor; Anti-Takeover Laws	30
3.4	Requisite Stockholder Approval	31
3.5	Non-Contravention	31
3.6	Requisite Governmental Approvals	32
3.7	Company Capitalization	32
3.8	Subsidiaries	33
3.9	Company SEC Reports	34
3.10	Company Financial Statements; Internal Controls	35
3.11	No Undisclosed Liabilities	36
3.12	Absence of Certain Changes	36
3.13	Material Contracts	36
3.14	Real Property	37
3.15	Intellectual Property; Data Security and Privacy	37
3.16	Tax Matters	39
3.17	Employee Plans	40
3.18	Labor Matters	43
3.19	Compliance with Laws; Licenses	44
3.20	Legal Proceedings; Orders	45

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3.21	Insurance	45
3.22	Related Person Transactions	45
3.23	Brokers	45

Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		46

4.1	Organization; Good Standing; Capitalization	46
4.2	Power; Enforceability	47
4.3	Non-Contravention	47
4.4	Requisite Governmental Approvals	48
4.5	Legal Proceedings; Orders	48
4.6	Brokers	48
4.7	No Parent Vote or Approval Required	48
4.8	No Exclusive Arrangements	48
4.9	Stockholder and Management Arrangements	49
4.10	Exclusivity of Representations and Warranties	49

Article V INTERIM OPERATIONS OF THE COMPANY		50

5.1	Affirmative Obligations	50
5.2	Forbearance Covenants	50
5.3	No Solicitation	54

Article VI ADDITIONAL COVENANTS		60

6.1	Required Action and Forbearance; Efforts	60
6.2	Regulatory Filings and Efforts	61
6.3	Proxy Statement; Schedule 13E-3 and Other Required SEC Filings	63
6.4	Company Stockholder Meeting	65
6.5	Equity Financing	66
6.6	Debt Financing	67
6.7	Debt Financing Cooperation	68
6.8	Anti-Takeover Laws	68
6.9	Access	69
6.10	Section 16(b) Exemption	69
6.11	Directors’ and Officers’ Exculpation, Indemnification and Insurance	69
6.12	Obligations of the Parties	72
6.13	Notification of Certain Matters	72
6.14	Public Statements and Disclosure	73
6.15	Transaction Litigation	73
6.16	Stock Exchange Delisting; Deregistration	74
6.17	Additional Agreements	74
6.18	Parent Vote	74
6.19	Director Appointment	74
6.20	[Intentionally Omitted]	74
6.21	Merger Tax Treatment	74
6.22	Enforcement of Support Agreements	75
6.23	Repaid Indebtedness	75

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Article VII CONDITIONS TO THE MERGER		75

7.1	Conditions to Each Party’s Obligations to Effect the Merger	75
7.2	Conditions to the Obligations of the Buyer Parties	76
7.3	Conditions to the Obligations of the Company to Effect the Merger	77

Article VIII TERMINATION, AMENDMENT AND WAIVER		77

8.1	Termination	77
8.2	Manner and Notice of Termination; Effect of Termination	80
8.3	Fees and Expenses; Limitation of Liability	80

Article IX GENERAL PROVISIONS		83

9.1	Survival of Representations, Warranties and Covenants	83
9.2	Notices	83
9.3	Assignment	85
9.4	Confidentiality	85
9.5	Entire Agreement	85
9.6	Third Party Beneficiaries	85
9.7	Severability	86
9.8	Remedies	86
9.9	Governing Law	87
9.10	Consent to Jurisdiction	87
9.11	WAIVER OF JURY TRIAL	88
9.12	Counterparts	89
9.13	Amendment	89
9.14	Extension; Waiver	89
9.15	Special Committee Approval	90
9.16	Financing Sources’ Exculpation	90

Exhibit A – Surviving Corporation Certificate of Incorporation

Exhibit B – Surviving Corporation Bylaws

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2025, by and among EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”) and Soho House & Co Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party” and collectively as the “Parties”. All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has established an independent and disinterested special committee of the Company Board (the “Special Committee”).

B. The Special Committee has unanimously: (i) determined that this Agreement, providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, and the other transactions contemplated by this Agreement, including the Support Agreements, are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Support Agreements, and determine that this Agreement and the transactions contemplated hereby, including the Support Agreements, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; and (iii) recommended that the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting.

C. The Company Board, acting upon the recommendation of the Special Committee, has: (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Support Agreements, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Support Agreements; (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, including the Support Agreements, upon the terms and subject to the conditions set forth herein; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting.

D. The board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) in the case of the board of directors of Merger Sub only, resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger in accordance with the DGCL.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each Equity Investor has executed and delivered to Merger Sub a commitment letter pursuant to which such Equity Investor has committed, subject to the terms and conditions thereof, to invest in Merger Sub the cash amounts set forth therein prior to the Effective Time in exchange for shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) in accordance with the terms of such commitment letter (each such letter, together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letters”) (such financing, the “Equity Financing”).

F. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties and the Company to enter into this Agreement, certain stockholders of the Company have entered into Support Agreements (the “Support Agreements”, and each stockholder party to a Support Agreement, a “Reinvestment Stockholder”) with the Company in connection with the Merger with respect to certain obligations of such stockholders of the Company relating to this Agreement.

G. The Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential; provided that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the confidentiality provisions set forth in Section 9.4, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any offer or proposal to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof ); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or a direct or indirect parent company thereof.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, the Reinvestment Stockholders and their Affiliates shall be deemed to not be Affiliates of the Company Group or the Buyer Parties prior to the Effective Time.

(e) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law.

(f) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 29, 2024 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 29, 2024.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or London, United Kingdom.

(i) “C-Suite Executive” means the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or Chief Operating Officer of the Company.

(j) “Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

(k) “Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

(l) “Code” means the United States Internal Revenue Code of 1986.

(m) “Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council, or other labor organization or employee representative.

(n) “Company Board” means the Board of Directors of the Company.

(o) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(p) “Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

(q) “Company Credit Agreement” means the revolving facility agreement originally dated 5 December 2019, by and among Soho House Limited and the other parties thereto, as amended and/or restated from time to time and most recently pursuant to an amendment letter dated 21 February 2025.

(r) “Company Equity Plans” means the Soho House Holdings Limited 2020 Equity Incentive Plan and the Company’s 2021 Equity and Incentive Plan.

(s) “Company Group” means the Company and its Subsidiaries.

(t) “Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

(u) “Company IP Agreements” means all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries receives from a third party, or grants to a third party, a license or any other rights in any Intellectual Property, other than (i) licenses of Generally Available Software with annual fees less than $500,000, (ii) Incidental IP Agreements and (iii) licenses granted by the Company or any of its Subsidiaries to any of the Company and its Subsidiaries.

(v) “Company IT Assets” means all computer and communication systems, software (including any source code, object code or other code contained therein), hardware (including firmware, peripherals, communication equipment and links, storage media, networking equipment, power suppliers and any other components used in conjunction with such), networks, and databases, and associated documentation and services, owned or leased by, or licensed to the Company or any of its Subsidiaries, or otherwise used in connection with their respective businesses.

(w) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company Group, taken as a whole or (b) would render the Company unable to consummate the Merger prior to the Termination Date; provided that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing;

(ii) changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country or region in the world; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in the general business or economic conditions in the industries or markets in which the Company Group conducts business;

(iv) changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any general geopolitical conditions, social protest or social unrest (whether or not violent), outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber warfare, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, nuclear incidents, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

(vii) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world;

(viii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with suppliers, customers, members, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Sections 3.5, 3.6 or 3.17(h));

(ix) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken as expressly required by this Agreement (other than for purposes of any representation or warranty contained in Sections 3.5 and 3.6);

(x) changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

(xi) changes after the date hereof in the price or trading volume of the Class A Common Stock, in and of itself (it being understood that any cause of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company Group to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xiii) any matters set forth on the Disclosure Schedules; and

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any current or former holder of Company Common Stock or any other securities or Indebtedness of any member of the Company Group against the Company or any of its Subsidiaries, any of their respective officers or other employees or any member of the Company Board (including the Special Committee) arising out of the Merger or any other transaction contemplated by this Agreement;

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and (x), to the extent that such Effect has had, or would reasonably be expected to have, a material and disproportionate adverse effect on the Company Group relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred (and the only to the extent such incremental disproportionate adverse impact is not excluded by the other exceptions in this definition).

(x) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(y) “Company PSU” means each performance-based restricted stock unit award granted under any Company Equity Plan.

(z) “Company RSU” means each restricted stock unit award granted under any Company Equity Plan other than a Company PSU.

(aa) “Company Stock Appreciation Right” means each stock appreciation right granted under any Company Equity Plan.

(bb) “Company Stockholders” means the holders of shares of Company Common Stock.

(cc) “Contract” means any contract, subcontract, letter of intent, note, bond, mortgage, credit agreement, indenture, lease, license, sublicense or other legally binding agreement.

(dd) “Data Protection Legislation” means all applicable laws relating to privacy or the use, collection, storage, disclosure, transfer, destruction or other processing or protection of Personal Data.

(ee) “Debt Commitment Letters” means the executed Debt Commitment Letter, dated as of August 15, 2025, among the Financing Sources party thereto and a Subsidiary of the Company and the executed Subordinated Debt Commitment Letter, dated as of August 15, 2025, among the Financing Sources party thereto and a Subsidiary of the Company (in each case, including related term sheets, including all exhibits, schedules, and annexes thereto) to provide, subject to the terms and conditions therein, the Debt Financing.

(ff) “Debt Financing” means the financing contemplated by the Debt Commitment Letters.

(gg) “DOJ” means the United States Department of Justice or any successor thereto.

(hh) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval database of the SEC.

(ii) “Equity Investors” means those Persons the names of which are listed as “Equity Investors” in Section 1.1(ii) of the Parent Disclosure Letter.

(jj) “ERISA” means the Employee Retirement Income Security Act of 1974.

(kk) “Exchange Act” means the Securities Exchange Act of 1934.

(ll) “Financing Sources” means the Persons, in their respective capacities as sources of Debt Financing, that have committed to provide (either on or prior to the date of this Agreement), arrange, underwrite, syndicate or place all or any portion of the Debt Financing in connection with the Merger, including the agent, lender parties and other similar entities party to any commitment letter (including the Debt Commitment Letters),any joinder agreements, indentures, note purchase agreements, credit agreements or similar documents entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

(mm) “FTC” means the United States Federal Trade Commission or any successor thereto.

(nn) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(oo) “Generally Available Software” means any generally commercially available software, cloud offerings or software-as-a-service licensed pursuant to a shrink wrap or a click wrap license agreement or other agreement with non-negotiated standard terms and conditions.

(pp) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, authority, board, official or licensing body, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether international, national, federal, state, county, provincial, local, tribal or municipal and whether local or foreign.

(qq) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(rr) “Incidental IP Agreements” means a (i) Contract with a current or former employee or independent contractor entered into in connection with the Company’s or any of its Subsidiaries’ engagement of that Person that assigns rights in all Intellectual Property developed by such Person to the Company or any of its Subsidiaries or, if any such Intellectual Property is non-assignable, that otherwise contains a license to such non-assignable Intellectual Property of such Person or (ii) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (A) a service Contract under which a party thereto is granted a non-exclusive license under Intellectual Property solely for the purpose of enabling such party to provide services for the benefit of the other party, (B) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains an incidental Intellectual Property license or (C) a nondisclosure or confidentiality Contract entered into in the ordinary course of business.

(ss) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to finance leases under GAAP, which for avoidance of doubt do not include operating lease liabilities; (iv) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(tt) “Intellectual Property” means all intellectual property or similar proprietary rights anywhere in the world, whether registered or unregistered, including: (i) patents and patent applications, including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof; (ii) trademarks, service marks, trade dress, trade names, brand names, logos, Internet domain names and corporate names and other designators of origin, together with all goodwill connected with the use thereof and symbolized thereby and rights to sue for passing off and unfair competition; (iii) copyrights (including rights in software) and design rights; (iv) trade secrets, including know-how, inventions, processes, procedures, database rights, and confidential business information (“Trade Secrets”); (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) registrations and applications for registration of any of the foregoing in clauses (i)-(iii).

(uu) “International Employee Plan” means each Employee Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any Service Provider that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction.

(vv) “International Trade Laws” means any of the following: (i) any laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection, (ii) any laws concerning the exportation or re-exportation of items (including goods, technology, services and software), including but not limited to those administered by the U.S. Department of

Commerce or the U.S. Department of State, or (iii) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. State Department, the United Nations, Canada, the European Union (“EU”), EU member states, or the United Kingdom (“Sanctions”).

(ww) “IRS” means the United States Internal Revenue Service or any successor thereto.

(xx) “Knowledge” means, (i) with respect to the Company, on any matter in question, the actual knowledge of the persons set forth in Section 1.1(xx) of the Company Disclosure Letter and (ii) with respect to Parent, on any matter in question, the actual knowledge of the persons set forth in Section 1.1(xx) of the Parent Disclosure Letter, in each case, after reasonable inquiry of his or her direct reports.

(yy) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(zz) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any material Contract with any of the top 10 vendors (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without penalty to the Company or its Subsidiaries upon notice of 90 days or less) to the Company Group, taken as a whole, determined on the basis of expenditures, excluding residual spend, by the Company Group, taken as a whole, for the 12 months ended December 31, 2024;

(iii) Company IP Agreements that are material to the business of the Company or any of its Subsidiaries;

(iv) any Contract containing any covenant or other provision: (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(v) any Contract: (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $1,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vii) any Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that imposes any material obligation on the Company Group after the date hereof and which exceeds $1,000,000;

(viii) any Collective Bargaining Agreement; and

(ix) any Contract with a party that is not a member of the Company Group that involves the establishment of a joint venture entity, limited liability company, legal partnership, profit sharing or similar arrangement.

(aaa) “Material Subsidiary” means the subsidiaries of the Company names of listed as “Material Subsidiaries” in Section 3.8 of the Company Disclosure Letter.

(bbb) “NYSE” means The New York Stock Exchange and any successor stock exchange.

(ccc) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Audited Company Balance Sheet in accordance with GAAP; (ii) statutory liens or landlords’, mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) that do not have a material effect on the Company Group taken as a whole; (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar nonmonetary liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

(ddd) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(eee) “Personal Data” means any information (i) that identifies or can identify an individual, or (ii) that is defined as “personal data”, “personally identifiable information”, or “personal information” under applicable Data Protection Legislation.

(fff) “Rollover Shares” means the shares of Company Common Stock that constitute Rollover Shares immediately before the Effective Time under the terms of the Support Agreements with the Reinvestment Stockholders.

(ggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(hhh) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(iii) “Securities Act” means the Securities Act of 1933.

(jjj) “Subscription Agreements” means one or more subscription agreements entered into by the Company and one or more purchasers after the date of this Agreement and providing for the purchase by such purchasers of Class A Common Stock of the Company for cash at the Per Share Price, with such shares to be issued immediately after the Effective Time and the proceeds of such purchase to be utilized by the Company to fund all or a portion of the Closing Cash Funding Amount.

(kkk) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. For the purposes of this Agreement, the Company Group and Buyer Parties shall not be deemed to be Subsidiaries of the Reinvestment Stockholders prior to the Effective Time.

(lll) “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel) has determined, in compliance with Section 5.3, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would be more favorable to the Unaffiliated Company Stockholders (in their capacity as such) than the Merger, in each case, taking into account all legal, regulatory and financial aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board or the Special Committee deems relevant and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(mmm) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use, goods and services, occupation, value added, ad valorem, transfer, franchise, capital stock, license, branch, withholding, payroll, employment, severance, social security (or similar), workers’ compensation, unemployment, production, stamp, premium, net worth, alternative or base erosion minimum, excise and property taxes), together with all interest, fines, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

(nnn) “Transaction Agreements” means this Agreement, the Support Agreements, the Equity Commitment Letters, the Debt Commitment Letters and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(ooo) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13E-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement.

(ppp) “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) any of the Buyer Parties or Equity Investors, (ii) any of the Reinvestment Stockholders, (iii) any members of the Company Board, (iv) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, and (v) any Affiliates or Associates (as defined pursuant to Section 12b-2 of the Exchange Act) of any of the Persons described in subclauses (i) to (iv).

(qqq) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law.

(rrr) “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Financing	6.6(b)
Alternative Financing Commitment Letter	6.6(b)
Buyer Parties	Preamble
Bylaws	3.1
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Cash Funding Amount	2.9(b)
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(b)
Company Capitalization Date	3.7(a)
Company Confidential Information	9.4
Company Disclosure Letter	Article III
Company Equity Awards	3.7(b)
Company Liability Limitation	8.3(b)
Company Related Parties	8.3(b)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Consent	3.6
Consortium Members	5.3(a)

Term	Section Reference
D&O Insurance	6.11(c)
DGCL	Recitals
Dissenting Company Shares	2.7(d)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(w)
Effective Time	2.2
Electronic Delivery	9.12
Employee Plan	3.17(a)
Enforceability Limitations	3.2
Equity Commitment Letters	Recitals
Equity Financing	Recitals
EU	1.1(vv)
Exchange Fund	2.9(b)
Indemnified Persons	6.11(a)
Intervening Event	5.3(d)(i)
Lease	3.14(b)
Leased Real Property	3.14(b)
Maximum Annual Premium	6.11(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Recitals
Merger Sub Securities	4.1(d)
Non-Employee Director Unvested Company RSU	2.8(c)
Non-Employee Director Unvested Company RSU Cash Consideration	2.8(c)
Non-Employee Director Unvested Company RSU Consideration	2.8(c)
Notice Period	5.3(d)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Share	2.7(b)(iii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(e)(ii)
Parent Owned Merger Sub Shares	2.7(b)(i)
Parent Related Parties	8.3(e)(ii)
Party	Preamble
Payment Agent	2.9(a)
Payoff Letters	6.23
Per Share Price	2.7(b)(ii)
Privacy Requirements	3.15(f)
Proxy Statement	6.3(a)

Term	Section Reference
Recent SEC Reports	Article III
Recommendation Change	5.3(c)(i)
Registered Company Intellectual Property	3.15(a)
Reinvestment Stockholder	Recitals
Repaid Indebtedness	6.23
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Rollover Holder	2.8(a)(i)
Rollover Holder Vested Company SAR	2.8(a)(ii)
Rollover Holder Vested Company SAR Cash Consideration	2.8(a)(ii)
Sanctions	1.1(vv)
Schedule 13E-3	6.3(a)
Service Provider	3.17(a)
Special Committee	Recitals
Special Committee Recommendation	3.3(a)
Sublease	3.14(c)
Support Agreements	Recitals
Surviving Corporation	2.1
Tax Returns	3.16(a)
Termination Date	8.1(c)
Trade Secrets	1.1(tt)
Uncertificated Shares	2.9(c)
Unvested Award	2.8(d)
Vested Company PSU	2.8(b)
Vested Company RSU	2.8(b)
Vested Company RSU and PSU Cash Consideration	2.8(b)
Vested Company RSU and PSU Consideration	2.8(b)
Vested Company SAR	2.8(a)(i)
Vested Company SAR Cash Consideration	2.8(a)(i)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) in effect as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or of any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. Nothing in the Parent Disclosure Letter constitutes an admission against any Buyer Party’s interest or represents any Buyer Party’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement or any related disclosures as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company with respect to the transactions contemplated by this Agreement prior to 5:00 p.m. Eastern time on August 14, 2025 or filed with or furnished to the SEC and available on EDGAR.

(s) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time: (i) Merger Sub will be merged with and into the Company; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery): (a) in no event later than the sixth (6th) Business Day after the satisfaction or waiver (to the extent a waiver is permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent a waiver is permitted hereunder) of such conditions at the Closing); provided, that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent a waiver is permitted hereunder) on such sixth (6th) Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent a waiver is permitted hereunder); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: all (i) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (ii) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Surviving Corporation Certificate of Incorporation. At the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 6.11(a).

(b) Surviving Corporation Bylaws. At the Effective Time, the Bylaws will be amended and restated in their entirety to read as set forth in Exhibit B attached hereto, and such amended and restated bylaws will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 6.11(a).

2.6 Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Charter and the Bylaws until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Charter and the Bylaws until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

2.7 Effect of Merger on Company Common Stock.

(a) Rollover Shares. The Rollover Shares and shares of Class A Common Stock issued pursuant to Section 2.8 will remain outstanding and will be unaffected by the Merger.

(b) Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(i) each share of Merger Sub Common Stock that is outstanding as of immediately prior to the Effective Time (other than the shares of Merger Sub Common Stock owned by Parent (the “Parent Owned Merger Sub Shares”)) will be cancelled and extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Class A Common Stock;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, the Rollover Shares, Dissenting Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $9.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company Group; or (B) owned by the Buyer Parties (other than any Rollover Shares) as of immediately prior to the Effective Time (each, an “Owned Company Share”), and each Parent Owned Merger Sub Shares will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(c) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent: (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(d)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands, except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Vested Company SARs.

(i) Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding Company Stock Appreciation Right that is vested in accordance with its terms and is outstanding and unexercised, in each case as of immediately prior to the Effective Time (each, a “Vested Company SAR”), shall be cancelled and, without any action on the part of the holder thereof, in exchange therefor, each holder of such cancelled Vested Company SAR shall be entitled to receive, in consideration of the cancellation of each such Vested Company SAR and in settlement therefor, an amount equal to the product of (i) each Vested Company SAR, multiplied by (ii) the excess, if any, of (A) the Per Share Price over (B) the base price per share of Company Common Stock subject to such cancelled Vested Company SAR, without interest (the aggregate amount payable hereunder with respect to all Vested Company SARs of each such holder, the “Vested Company SAR Cash Consideration”); provided that (1) notwithstanding the foregoing, for any holder of a Vested Company SAR that is a party to a Support Agreement (a “Rollover Holder”), the foregoing treatment shall not apply and the treatment set forth in Section 2.8(a)(ii) shall apply to each Vested Company SAR held by a Rollover Holder; (2) such Vested Company SAR Cash Consideration may be reduced by the amount of any required Tax withholdings on the Vested Company SAR Cash Consideration as provided in Section 2.12, and (3) any Vested Company SAR with respect to which the base price per share of Company Common Stock subject thereto is equal to or greater than the Per Share Price shall be cancelled in exchange for no consideration. From and after the Effective Time, except in each case as otherwise provided in Section 2.8(a)(ii), no Vested Company SAR shall be outstanding and each holder of a Vested Company SAR shall be entitled only to the payment provided for in this Section 2.8(a)(i).

(ii) With respect to each Vested Company SAR that is held by a Rollover Holder (each, a “Rollover Holder Vested Company SAR”), prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time: (A) sixty percent (60%), or such other amount as set forth in the holder’s Support Agreement, of the total Rollover Holder Vested Company SARs held by each Rollover Holder (with the relevant Rollover Holder Vested Company SARs covered by this clause (A) consisting of those with the most recent grant date) will continue to be subject to the same terms and conditions applicable to the applicable Rollover Holder Vested Company SARs, except that a share of Class A Common Stock shall replace a share of Company Common Stock as the base shares applicable to such Rollover Holder Vested Company SARs; and (B) forty percent (40%), or such other amount as set forth in the holder’s Support Agreement, of the total Rollover Holder Vested Company SARs held by each Rollover Holder (with the relevant Rollover Holder Vested Company SARs covered by this clause (B) consisting of those with the earliest grant date) shall be cancelled and, without any action on the part of the Rollover Holder thereof, in exchange therefor, each Rollover Holder of such cancelled Rollover Holder Vested Company SARs shall be entitled to receive, in consideration of the cancellation of such portion of the Rollover Holder Vested Company SARs and in settlement therefor, an amount equal to the product of (x) each cancelled Rollover Holder Vested Company SAR, multiplied by (y) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of Company Common Stock subject to such cancelled Rollover Holder Vested Company SAR, without interest (the aggregate amount payable hereunder with respect to all cancelled Rollover Holder Vested Company SARs of each such Rollover Holder, the “Rollover Holder Vested Company SAR Cash Consideration”); provided that (1) such Rollover Holder Vested Company SAR Cash Consideration may be reduced by the amount of any required Tax withholdings on the Rollover Holder Vested Company SAR Cash Consideration as provided in Section 2.12, and (2) any Rollover Holder Vested Company SAR with respect to which the base price per share of Company Common Stock subject thereto is equal to or greater than the Per Share Price shall be cancelled in exchange for no consideration.

(b) Vested Company RSUs and Vested Company PSUs. Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding Company RSU or Company PSU that, in each case, is vested but not yet settled or that vests as a result of the consummation of the Merger (each, a “Vested Company RSU” or “Vested Company PSU,” as applicable) shall be cancelled and, without any action on the part of the holder thereof, in exchange therefor, each holder of any such cancelled Vested Company RSU and/or Vested Company PSU shall be entitled to receive, in consideration of the cancellation of such Vested Company RSU and/or Vested Company PSU and in settlement therefor, an amount equal to the product of (A) the number of shares of Company Common Stock that vested with respect to such Vested Company RSU and/or Vested Company PSU, as applicable, of such holder multiplied by (B) the Per Share Price, without interest (such amounts payable hereunder with respect to such holder, the “Vested Company RSU and PSU Consideration”), with the total Vested Company RSU and PSU Consideration of such holder with respect to all Vested Company RSUs and Vested Company PSUs of such holder paid in cash (the “Vested Company RSU and PSU Cash Consideration”); provided that, notwithstanding the foregoing, for any holder of a Vested Company SAR that is a party to a Support Agreement, forty percent (40%), or such other amount as set forth in the holder’s Support Agreement, of the total Vested Company RSU and PSU Cash Consideration will be paid to such holder in cash and sixty percent (60%), or such other amount as set forth in the holder’s Support Agreement, of the total Vested Company RSU and PSU Consideration of such holder with respect to all Vested Company RSUs and Vested Company PSUs of such holder will be paid by issuance by the Company of such number of newly issued shares of Class A Common Stock equal to the quotient of (x) sixty percent (60%), or such other amount as set forth in the holder’s Support Agreement, of the Vested

Company RSU and PSU Consideration with respect to all Vested Company RSUs and Vested Company PSUs of such holder and (y) the Per Share Price (rounded to the nearest whole share); provided that such Vested RSU and PSU Cash Consideration of any holder may be reduced by the amount of any required Tax withholdings on the Vested Company RSU and PSU Consideration as provided in Section 2.12.

(c) Non-Employee Director Unvested Company RSUs. Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding Company RSU held by any director of the Company who is not an officer or employee of the Company or any Affiliate, that is not a Vested Company RSU, (each such Company RSU, a “Non-Employee Director Unvested Company RSU”) shall be cancelled and, without any action on the part of the holder thereof, in exchange therefor, each holder of any such cancelled Non-Employee Director Unvested Company RSU shall be entitled to receive, in consideration of the cancellation of such Non-Employee Director Unvested Company RSU and in settlement therefor, an amount equal to the product of (A) the number of Non-Employee Director Unvested Company RSUs of such holder multiplied by (B) the Per Share Price, without interest (such amounts payable hereunder with respect to such holder, the “Non-Employee Director Unvested Company RSU Consideration”), with the total Non-Employee Director Unvested Company RSU Consideration of such holder with respect to all Non-Employee Director Unvested Company RSUs of such holder paid in cash (the “Non-Employee Director Unvested Company RSU Cash Consideration”); provided that, notwithstanding the foregoing, for any holder of a Non-Employee Director Unvested Company RSU that is a party to a Support Agreement, such holder shall only be paid a portion of the Non-Employee Director Unvested Company RSU Cash Consideration (with such portion set forth in the holder’s Support Agreement and may be 0) in cash and a percentage of the Non-Employee Director Unvested Company RSU Cash Consideration (with such amount set forth in the holder’s Support Agreement and may be 0) shall be paid to such holder by issuance by the Company of such number of newly issued shares of Class A Common Stock equal to the quotient of (x) such amount set forth in the holder’s Support Agreement of the Non-Employee Director Unvested Company RSU Cash Consideration of such holder and (y) the Per Share Price (rounded to the nearest whole share).

(d) Unvested Awards. Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, with respect to each outstanding Company Stock Appreciation Right that is not a Vested Company SAR, each outstanding Company RSU that is not a Vested Company RSU or Non-Employee Director Unvested Company RSU, and each outstanding Company PSU that is not a Vested Company PSU (each such outstanding Company Stock Appreciation Right, Company RSU or Company PSU, an “Unvested Award”), (i) each share of Company Common Stock subject to each such Unvested Award shall be substituted with a share of Class A Common Stock, and (ii) except with respect to the substitution contemplated by (i), each Unvested Award will continue to be subject to the same terms and conditions applicable to such Unvested Award.

(e) Funding and Payment. The Surviving Corporation shall make the payments required under this Section 2.8 with respect to the Vested Company SAR Cash Consideration, the Rollover Holder Vested Company SAR Cash Consideration, the Vested Company RSU and PSU Cash Consideration and the Non-Employee Director Unvested Company RSU Cash Consideration as promptly as practicable after the Effective Time. The Surviving Corporation shall pay through the payroll agent of the Company the applicable Vested Company SAR Cash Consideration, Rollover Holder Vested Company SAR Cash Consideration, Vested Company RSU and PSU Cash Consideration and Non-Employee Director Unvested Company RSU Cash Consideration to the applicable holders, in each case, subject to Section 2.12.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, (i) The Company will select a bank or trust company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) the Company will enter into a payment agent agreement with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, (x) Merger Sub will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the cash proceeds received by Merger Sub pursuant to the Equity Commitment Letters, and (y) the Company will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash (including the cash proceeds received by the Company pursuant to the Subscription Agreements) equal to the remaining amount of the aggregate consideration to which such holders become entitled pursuant to Section 2.7, which amount shall not exceed the amount set forth in Section 2.9(b) of the Company Disclosure Letter (such amount, the “Closing Cash Funding Amount”). Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by the Surviving Corporation, only in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks organized under the laws of the United States or any state thereof with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) that is assigned at least a “B” rating by Thomson Financial BankWatch (such cash and any proceeds thereon, the “Exchange Fund”). No such investment or loss thereon of fund in the Exchange Fund shall affect the amounts payable to the holders of shares of Company Common Stock pursuant to Section 2.7. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for the Surviving Corporation (or the Payment Agent on behalf of the Surviving Corporation) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, the Surviving Corporation will promptly deposit or cause to be deposited additional amounts in cash in immediately available funds with the Payment Agent as necessary to ensure that the Exchange Fund is at all times at the level necessary for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7. Any income from investment of the Exchange Fund in excess of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7 will be payable as directed by the Surviving Corporation. The Exchange Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock pursuant to Section 2.7 or the Surviving Corporation as contemplated by this Section 2.9(b).

(c) Payment Procedures. Promptly following the Closing (and in any event within three Business Days following the Closing), the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Rollover Shares, Owned Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8, as applicable) (the “Certificates”); (ii) uncertificated shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Company Shares, Rollover Shares and Owned Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8, as applicable) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form to be agreed by the Company and Parent prior to the Effective Time (which will specify that delivery will be effected, and risk of loss and title to such holder’s Certificates will pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof) to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates (or submission of an affidavit of loss in lieu thereof) and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates or submission of an effective affidavit of loss in lieu thereof for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or effective affidavit of loss in lieu thereof will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or effective affidavit of loss in lieu thereof; by (y) the Per Share Price (subject to Section 2.12), and the Certificates so surrendered (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to Section 2.12), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. All payments of the Per Share Price to Reinvestment Stockholders pursuant to Section 2.7(b)(ii) (in respect of shares of Company Common Stock other than Rollover Shares held by such Reinvestment Stockholders) shall be paid from the Equity Financing proceeds portion of the Exchange Fund. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates (or submission of an effective affidavit of loss in lieu thereof) and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Closing, the Company will establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares, Rollover Shares and Dissenting Company Shares, and shares of Class A Common Stock issued pursuant to Section 2.8) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock shall not have been registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to the Company (or any agent designated by the Company) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of the Company (or any agent designated by the Company) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent or any Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (as directed by the Surviving Corporation) upon demand, and any record holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares, Rollover Shares and Dissenting Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8), who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, other than the Rollover Shares and shares of Class A Common Stock issued pursuant to Section 2.8, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(d). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock (other than the Rollover Shares) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. The Company or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, the Company, the Surviving Corporation and any other relevant withholding agent (and their respective Affiliates) will be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be (a) timely paid over to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that, (i) prior to the withholding on any amounts payable pursuant to this Agreement, the Payment Agent, the Company, the Surviving Corporation, or any other relevant withholding agent (or their respective Affiliates), as applicable, shall use commercially reasonable efforts to notify the applicable payee as soon as reasonably practicable in advance of making such withholding and (ii) the Parties shall cooperate in obtaining any certificates or exemptions from any anticipated withholding or otherwise reductions to any such anticipated withholding on amounts payable hereunder.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except: (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2022 and no later than one Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature and do not describe specific facts and circumstances relating to the Company Group) (the “Recent SEC Reports”) (it being acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7); or (b) as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger. The Company is not in violation of the Charter or the Bylaws of the Company (the “Bylaws”).

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder, and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company, (ii) the performance by the Company of its covenants and obligations hereunder, or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

3.3 Company Board Approval; Opinion of the Special Committee’s Financial Advisor; Anti-Takeover Laws.

(a) Special Committee Approval. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Support Agreements, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Support Agreements, and determine that this Agreement and the transactions contemplated hereby, including the Support Agreements, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (iii) recommended that the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Company Board Approval. The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Support Agreements, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Support Agreements, (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of, the Merger and the other transactions contemplated hereby, including the Support Agreements, upon the terms and subject to the conditions set forth herein, (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting, and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Opinion of the Special Committee’s Financial Advisor. The Special Committee has received the oral opinion of Morgan Stanley & Co. LLC (the “Advisor”), to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock (other than the Reinvestment Stockholders and their Affiliates) in the Merger is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties, the Equity Investors, the Reinvestment Stockholders or their respective Affiliates). The Company shall, promptly following the execution and delivery of this Agreement and receipt by the Company of a copy thereof, furnish an accurate, true and complete copy of such opinion letter to Parent solely for informational purposes.

(d) Anti-Takeover Laws. Assuming the representations of the Buyer Parties set forth in Section 4.9 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in the Charter, the Bylaws, or any other similar organizational document of the Company (including ARTICLE XIII of the Charter) and any other similar applicable “anti-takeover” law will not be applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby.

3.4 Requisite Stockholder Approval. Except for the adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock; and (ii) the affirmative vote of the holders of a majority of the votes cast by the Unaffiliated Company Stockholders (the requisite votes described in the preceding clauses (i) and (ii), the “Requisite Stockholder Approval”), no other vote or consent of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to any Governmental Authority (any of the foregoing, a “Consent”) is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company, (b) the performance by the Company of its covenants and obligations pursuant to this Agreement, or (c) the consummation of the Merger, except (i) as required by the DGCL (including the filing of the Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware), and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) such filings and approvals as may be required under the HSR Act, and any applicable foreign Antitrust Laws, and (iv) such other Consents the failure of which to obtain or make would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Class A Common Stock, (ii) 500,000,000 shares of Class B Common Stock, and (iii) 500,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on August 14, 2025 (such time and date, the “Company Capitalization Date”), (A) 53,604,734 shares of Class A Common Stock were issued and outstanding, (B) 141,500,385 shares of Class B Common Stock were issued and outstanding, (C) no shares of Company Preferred Stock were issued and outstanding, and (D) 13,627,295 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. From the Company Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.

(b) Stock Reservation. As of the Company Capitalization Date, the Company has reserved 3,466,684 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Company Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company Stock Appreciation Rights in respect of 5,584,084 shares of Company Common Stock having a weighted average exercise price of $5.67, (ii) Company PSUs in respect of 0 shares of Company Common Stock (assuming target performance is achieved), and (iii) Company RSUs in respect of 548,697 shares of Company Common Stock. The Company has made available to Parent a current, correct and complete list, as of the Company Capitalization Date, and with respect to each outstanding Company Equity Award: (i) the employee number of the holder thereof, (ii) the grant or issuance date, (iii) the applicable vesting schedule, (iv) the base price of each Company Stock Appreciation Right and (v) with respect to each such holder, the forms of Contracts pursuant to which such holder is entitled to any acceleration of the vesting of such unvested Company Equity Award as a result of the transactions contemplated by this Agreement (alone or in combination with any other event). No Company Equity Award is subject to Code Section 409A.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Company Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equityholders (other than any member of the Company Group) of each Material Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. As of the date hereof, other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9 Company SEC Reports. Since January 1, 2023, the Company has filed or furnished all forms, reports and documents with or to the SEC that have been required to be filed or furnished by it pursuant to applicable laws (the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its date of filing or furnishing, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. True, correct and complete copies of all Company SEC Reports are publicly available in EDGAR. As of its date of filing or furnishing (or, if amended or superseded by a document filed or furnished prior to the date hereof, on the date of the filing or furnishing of such amended or superseded document), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls.

(a) The consolidated financial statements (including any related notes and schedules thereto) of the Company Group included in the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments and the absence of detailed financial statement footnotes). Except as have been described in the Company SEC Reports filed or furnished prior to the date hereof, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 29, 2024. Since January 1, 2023, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. To the Knowledge of the Company, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.11 No Undisclosed Liabilities. The Company Group has no liabilities required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in any Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after December 29, 2024; or (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since December 29, 2024 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since December 29, 2024 through the date hereof, the Company has not taken any action that would be prohibited by, constitute a breach of, or otherwise require the consent of Parent under subsections (a)(i), (a)(ii), (a)(v), (a)(ix), (a)(x), (a)(xiv) or (a)(xv) of Section 5.2 if taken or proposed to be taken after the date hereof.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.17(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have, a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter contains a list of all real property owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”) as of the date hereof. The Company or a Subsidiary of the Company has marketable title to the Owned Real Property free and clear of all liens, except for Permitted Liens.

(b) Leased Real Property. All of the existing material leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other similar agreement, including all amendments, extensions, renewals, supplements, guaranties and agreements there, a “Lease”) is in full force and effect, binding and enforceable in accordance with its terms. With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein (other than Permitted Liens); and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any material Lease.

(c) Subleases. There are no existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property, except as would not have a Company Material Adverse Effect. With respect to each of the Subleases and except as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; and (ii) the other party to such Sublease is not an Affiliate of the Company Group.

(d) The Owned Real Property and Leased Real Property constitute all of the material real property used in connection with the material operation of the businesses as currently conducted.

3.15 Intellectual Property; Data Security and Privacy.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) all material active registered patents, pending patent applications, Trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, owned by the Company or any of its Subsidiaries (collectively, the “Registered Company Intellectual Property”), and (ii) all material social media accounts registered to the Company or any of its Subsidiaries. The items identified on Section 3.15(a)(i) of the Company Disclosure Letter are subsisting and in good standing with the Governmental Authorities or the applicable internet domain name registrar with which such items are registered or pending, and to the Knowledge of the Company, all Registered Company Intellectual Property is valid and enforceable.

(b) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) exclusively owns the Company Intellectual Property free and clear of all liens (other than Permitted Liens), and (ii) has a valid license or otherwise has sufficient rights to use all other Intellectual Property used in connection with the operation of their businesses as currently conducted.

(c) Except as would not have a Company Material Adverse Effect, within the past three years, there have been no proceedings pending or threatened in writing against the Company or any of its Subsidiaries challenging the ownership, validity or enforceability of any Company Intellectual Property (including Trademark opposition or cancellation proceedings).

(d) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, and the operation of the business of the Company and its Subsidiaries, have not in the past three years infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (ii) to the Knowledge of the Company, no Person has in the past three years infringed, misappropriated or otherwise violated any Company Intellectual Property, and (iii) no proceeding alleging any of the foregoing in this Section 3.15(d) is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable precautions to maintain and protect the confidentiality of its Trade Secrets or other confidential Company Intellectual Property and to the Knowledge of the Company, except as would not have a Company Material Adverse Effect, there has been no material unauthorized uses or disclosures of any such Trade Secrets or other confidential Company Intellectual Property. Except as would not have a Company Material Adverse Effect, each Person who has been involved in the development of material Intellectual Property for the Company and its Subsidiaries that would not otherwise be owned by the Company or one of its Subsidiaries as a matter of law under a work-for-hire or similar doctrine has presently assigned to the Company or one of its Subsidiaries ownership of such Intellectual Property.

(f) The Company and its Subsidiaries have in the past three years: (i) materially complied and are in material compliance with the Data Protection Legislation, the Company’s and its Subsidiaries’ external and employee privacy policies, and binding industry standards and the terms of any Contracts related to the collection, use and processing of Personal Data (collectively, the “Privacy Requirements”); and (ii) not violated the Privacy Requirements in a manner which would have a Company Material Adverse Effect.

(g) To the Knowledge of the Company, the Company and its Subsidiaries have not in the past three years: (i) been subject to any material Personal Data breach or any material loss, destruction or damage of Personal Data used in its respective business; or (ii) received or been subject to any material complaint, investigation, notice, dispute or proceedings with or by any person (including any Governmental Authority) in relation to its compliance with Data Protection Legislation.

(h) The Company and its Subsidiaries either exclusively own or use with the consent or other appropriate license or permission of the owner all Company IT Assets except as would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain an information security program and have used commercially reasonable efforts to ensure the confidentiality, integrity and security of Company IT Assets, including Personal Data stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Company there has been no unauthorized or improper access to the Company IT Assets within the past two years, (iii) to the Knowledge of the Company, the Company IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications, (iv) to the Knowledge of the Company, the Company IT Assets are free from material bugs and other material defects, (v) the Company IT Assets have not been subject to any failures, breakdowns or security breaches within the past two years, and (vi) to the Knowledge of the Company, the Company IT Assets do not contain any material virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Company IT Asset, except, solely with respect to (vi), to the extent included by the developer or owner of the Company IT Asset in the ordinary course of business to monitor and manage usage (including to disable unauthorized use).

3.16 Tax Matters.

(a) Tax Returns. Except as would not have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account extensions of time to file) with the appropriate Governmental Authority all United States federal, state, local and non-United States returns (including any information return), estimates, declarations, statements and reports (including amendments and attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true and complete; and (ii) fully and timely paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable (whether or not reflected on such Tax Returns).

(b) None of the members of the Company Group has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, and no request for any such waiver or extension is currently pending.

(c) Taxes Paid. Except as would not have a Company Material Adverse Effect, each member of the Company Group has properly and timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been paid or withheld by it in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other Person.

(d) No Audits. (i) No audits, suits, claims, actions, proceedings, arbitrations, mediations, investigations or other examinations with respect to material Taxes of the Company Group are presently in progress or have been asserted, threatened or proposed in writing and (ii) none of the members of the Company Group have received a written claim by a Governmental Authority in a jurisdiction where such member of the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material Tax in that jurisdiction.

(e) Spin-offs. In the two years prior to the date of this Agreement, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in any distribution or other transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. law).

(f) No Listed Transaction. None of the members of the Company Group has been a party to or otherwise engaged or participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g) Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than (1) any such agreement or obligation between and among members of the Company Group, or (2) any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes, or (ii) has any material liability for the Taxes of any Person other than any of the members of the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(h) No Liens. No material liens (other than Permitted Liens) for Taxes exist with respect to any asset or property of any member of the Company Group.

(i) Closing Agreements. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Company Group which agreement or ruling would have any effect at any time on or after the Closing, nor is any such agreement or ruling or request for such agreement or ruling currently pending.

(j) Non-USRPHC. The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.17 Employee Plans.

(a) List of Employee Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of ERISA, and each other material compensation or benefit plan, program, policy, practice, agreement or arrangement that is subject to the laws of the United Kingdom or the United States, whether written or oral and whether or not subject to ERISA, and including any Collective Bargaining Agreement in each case, (i) maintained by, contributed to, or sponsored by any member of the Company Group, (ii) under which any current or former director, officer, employee, consultant or independent contractor (each such individual, a “Service Provider”) (or any dependent or beneficiary thereof) of the Company Group has any present or future right to compensation or benefits from a member of the Company Group or (iii) with respect to which any member of the Company Group has any direct or indirect liability, whether contingent or otherwise (each, without regard to materiality, an “Employee Plan”) in each case other than any plan, policy, program, or arrangement which is maintained by a Governmental Authority.

(b) Production of Employee Plans. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent current, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan and trust documents (and all amendments thereto) and the most recent summary plan descriptions (and all summaries of material modifications); (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; and (E) any material non-routine notices or other correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan during the past three years.

(c) Absence of Certain Plans. No member of the Company Group nor any other corporation or trade or business (whether or not incorporated) that would at any relevant time be treated as a single employer with the Company Group pursuant to Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as any member of the Company Group pursuant to Section 4001(a)(14) of ERISA has, in the last six years, maintained, sponsored contributed to or has been required to contribute to or currently maintains, sponsors or participates in, contributes to or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or an “employee pension benefit plan” that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; (iv) any other defined benefit pension plan, regardless of whether subject to ERISA or the Code or (v) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), including by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(d) Compliance. Except as would not have a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, funded, and administered, in form and operation, in accordance with its terms and in all respects with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority, (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued in accordance with GAAP, (iii) each Employee Plan that is or was intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status, (iv) with respect to each Employee Plan, all material reports, returns, notices and other documentation that are required to have been filed with or furnished to any Governmental Authority, or to the participants or beneficiaries of such Employee Plan, have been filed or furnished on a timely basis, (v) no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in the imposition of any such Tax or penalty and (vi) no Service Provider has been improperly excluded from participation in any Employee Plan.

(e) Employee Plan Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) No Prohibited Transactions. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group or, to the Knowledge of the Company, any of its respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty (as determined under ERISA) or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

(g) No Retiree Welfare Benefit Plan. No Employee Plan provides, and no member of the Company Group has any obligation to provide for post-employment, post-ownership, post-service or retiree life insurance, health or other welfare benefits to any person, except (i) as may be required by Section 4980B of the Code or any similar state law for which the covered Person pays the full cost of coverage or (ii) through the end of the month in which an employee terminates employment.

(h) No Additional Rights. Except as provided in Section 2.8, none of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding (through a grantor trust or otherwise) or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefit becoming due under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan or otherwise; (iv) result in any other liability or obligation under, or result in the breach or violation of, any Employee Plan; or (v) limit or restrict the right of the Surviving Corporation to merge, amend or terminate any Employee Plan on or after the Effective Time.

(i) Section 280G. No payment or benefit payable in connection with the consummation of the Merger (either alone or in connection with any other event) could reasonably be characterized as a parachute payment within the meaning of Section 280G of the Code.

(j) No Tax Gross-Ups. No member of the Company Group has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(k) Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code.

(l) International Employee Plans. Each International Employee Plan has been established, registered, maintained and administered in good standing and compliance with its terms and conditions and in all material respects with the requirements prescribed by any applicable laws or regulatory authorities and if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such International Employee Plan is so qualified. All employer and employee contributions to each International Employee Plan required by law or by the terms of such International Employee Plan have, in all material respects, been made, or, if applicable, accrued in accordance with GAAP or such other applicable accounting principles. Furthermore, no International Employee Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) which has a material deficit or has material unfunded liabilities that as of the Effective Time that will not be offset by insurance or fully accrued in accordance with GAAP or such other applicable accounting principles. Except as required by applicable law, to the Knowledge of the Company, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without liability to any member of the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Each International Employee Plan that is required to be filed, registered or approved by a competent Governmental Authority has in all material respects been duly filed, registered or approved and has been maintained in good standing with applicable regulatory authorities and applicable laws.

3.18 Labor Matters.

(a) Wage and Hour and Legal Compliance. The Company Group is in compliance in all material respects with applicable laws and orders with respect to labor and employment, including applicable laws regarding wage and hour, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), worker classification (including under the Fair Labor Standards Act of 1938), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, workplace safety, equal opportunity, restrictive covenants, pay transparency, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, pay equity, unemployment insurance, employee health and safety, and collective bargaining.

(b) Withholding. The Company Group has withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to current and former employees and other service providers. Except as would not result in material liability for the Company Group or where payment is disputed, the Company Group has fully and timely paid all arrears of wages, wage premiums, salaries, commissions, severance or other termination entitlements, fees or other payments, including under Contract, Company Group policy or law, and is not liable for any Taxes or any penalty for failure to comply with any of the foregoing. No member of the Company Group is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(c) Collective Bargaining Agreements. Except as set forth in Section 3.18(c) of the Company Disclosure Letter, no member of the Company Group is a party to any Collective Bargaining Agreement or other Contract with any labor organization or other representative of any Service Provider, nor is any such Contract presently being negotiated, nor, to the Knowledge of the Company, are there any campaigns being conducted to solicit cards from any Service Provider. To the Knowledge of the Company, no labor union or Service Provider of any member of the Company Group has made a pending demand for recognition or certification of a bargaining representative of any such employees in respect of their employment with the Company Group and no member of the Company Group has entered into any agreement, arrangement or understanding, whether written or oral, with any labor union, trade union, works council or other employee representative body or any material number or category of its employees that would prevent or materially restrict or impede the consummation of the transactions contemplated by this Agreement. No member of the Company Group has any obligation to inform or consult with any Service Provider (or group of similarly situated Service Providers) or their representatives in respect of the transactions contemplated by this Agreement which Service Provider (or group of similarly situated Service Providers) is material to the Company Group.

(d) WARN Act Liability. No member of the Company Group has incurred any liability or obligations under or with respect to the WARN Act that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff (as such terms are defined in the WARN Act).

(e) Harassment. Within the last three years, (i) to the Knowledge of the Company, no material allegations of workplace sexual harassment, discrimination or similar misconduct have been made, initiated, filed or threatened against any C-Suite Executive or any of the current or former directors of the Company Group (to the extent applicable) relating to the Company Group, and (ii) no member of the Company Group has entered into any settlement agreement related to material allegations of sexual harassment, discrimination or similar misconduct.

3.19 Compliance with Laws; Licenses.

(a) (i) The Company Group is in compliance with all applicable laws, including all applicable International Trade Laws, Sanctions and Anti-Corruption Laws, and (ii) since January 1, 2023, the Company Group has not received any written notice from any Governmental Authority regarding any failure to comply with any law (including all applicable International Trade Laws, Sanctions and Anti-Corruption Laws), in each case except as would not reasonably be expected to have Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.

(b) (i) The Company Group has obtained, holds and is in compliance with all licenses necessary to conduct its business as presently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, all such licenses are valid and in full force and effect and are not subject to any Legal Proceeding, and to the Knowledge of the Company, no threatened Legal Proceeding exists, that would reasonably be likely to result in any modification, termination or revocation thereof.

3.20 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, except as would not reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation of the Merger, there are no Legal Proceedings pending or, to the Knowledge of the Company, anticipated or threatened in writing, against the Company or any of its Subsidiaries.

(b) No Orders. As of the date hereof, except as would not reasonably be expected to have Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or subject to any order that restricts the manner in which the Company and its Subsidiaries conduct their respective businesses.

3.21 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets (other than any insurance policy held in connection with an Employee Plan), including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

3.22 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been so disclosed in all material respects.

3.23 Brokers. Except as set forth in Section 3.23 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person providing similar services that has been retained by or has been authorized to act on behalf of the Company Group by the Company Board or the Special Committee and that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Advisor and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Company Group, the Company Board or the Special Committee in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing; Capitalization.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.

(d) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 300,000,000 shares of Merger Sub Common Stock of which 100 shares are issued and outstanding as of the date hereof and owned by Parent. All outstanding shares of Merger Sub Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. Except as set forth in this Section 4.1(d), as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), Merger Sub, (ii) no outstanding securities of Merger Sub convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Merger Sub, (iii) except pursuant to the Equity Commitment Letters, no outstanding options, warrants or other rights or binding arrangements to acquire from Merger Sub, or that obligate Merger Sub to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Merger Sub, (iv) except pursuant to the Equity Commitment Letters, no obligations of Merger Sub to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Merger Sub, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Merger Sub that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Merger Sub (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Merger Sub Common Stock, the “Merger Sub Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which Merger Sub is a party or by which Merger Sub is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Merger Sub; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Merger Sub to which Merger Sub is a party or by which it is bound, and (viii) no other obligations by Merger Sub to make any payments based on the price or value of any Merger Sub Securities. Merger Sub is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Merger Sub Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Merger Sub Common Stock. Merger Sub is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Merger Sub Securities, except for the Equity Commitment Letters.

4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by the Buyer Parties of their respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of the Buyer Parties and no additional actions on the part of the Buyer Parties are necessary to authorize (i) the execution and delivery of this Agreement by the Buyer Parties; (ii) the performance by the Buyer Parties of their respective covenants and obligations hereunder; or (iii) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by the Buyer Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by the Buyer Parties, the performance by the Buyer Parties of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which any Buyer Party is a party or otherwise bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by the Buyer Parties, (b) the performance by the Buyer Parties of their respective covenants and obligations pursuant to this Agreement, or (c) the consummation of the Merger, except (i) as required by the DGCL (including the filing of the Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware), and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) such filings and approvals as may be required under the HSR Act, and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. The Buyer Parties are not subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Brokers. Except as set forth in Section 4.6 of the Parent Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates (other than the Company and its Subsidiaries) who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.

4.7 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger.

4.8 No Exclusive Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries) has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of financing from providing or seeking to provide financing to any Person in connection with a transaction relating to the Company Group in connection with the Merger.

4.9 Stockholder and Management Arrangements. As of the date of this Agreement, except for the Support Agreements or as expressly authorized by or disclosed to the Company and the Special Committee, neither Parent nor Merger Sub is a party to any Contract, nor has either authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Person known by Parent or Merger Sub to be a stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries from and after the Closing; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company or any of its Subsidiaries to finance any portion of the Merger.

4.10 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by any Buyer Party or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to any Buyer Party or any of their Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each Buyer Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, expressed or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, the Equity Commitment Letters or the Debt Commitment Letters or required by applicable law, regulatory requirement or order, (b) as set forth in Section 5.1(b) or Section 5.2 of the Company Disclosure Letter, (c) as contemplated by Section 5.2 or (d) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the express restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects and (iii) in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.

5.2 Forbearance Covenants.

(a) Except (i) as set forth in Section 5.2(a) of the Company Disclosure Letter, (ii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (iii) as expressly contemplated by the terms of this Agreement, the Equity Commitment Letters or the Debt Commitment Letters or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(i) amend the Charter, the Bylaws, or any other similar organizational document of the Company that would have a material, adverse impact on the Buyer Parties;

(ii) propose or adopt a plan of complete or partial liquidation dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(iii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except for (A) the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards outstanding as of the date hereof in accordance with their terms, and (B) Company Equity Awards granted after the date hereof that by their terms (1) do not vest prior to the Termination Date and (2) convert into equivalent equity awards of the Surviving Corporation at the Closing;

(iv) directly or indirectly acquire, repurchase or redeem any Company Securities, except for repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of the date hereof (or Company Equity Awards granted after the date hereof in accordance with the terms of this Agreement);

(v) (A) adjust, split, combine or reclassify any of its shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interests; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its shares of capital stock or other equity or voting interests, or make any dividend or distribution in respect of the shares of its capital stock or other equity or voting interest, except for dividends made by any Subsidiary of the Company to the Company or one of the Company’s other direct or indirect Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(vi) incur or assume any Indebtedness or issue any debt securities, except (1) in the ordinary course of business; (2) any amounts under the Company Credit Agreement or any other credit facilities of the Company Group in existence on the date hereof or entered into after the date hereof in compliance with this Section 5.2 (or any refinancing thereof that does not materially increase the principal amount outstanding); and (3) intercompany loans or advances between or among the Company and its direct or indirect Subsidiaries;

(vii) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with the incurrence or assumption of any Indebtedness permitted under Section 5.2(a)(vi);

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except or for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel, shadow payroll related deductions and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; (3)

loans, advances or other extensions of credit or capital contributions to, or investments in, the Company or any direct or indirect Subsidiaries of the Company or (4) loans, advances or other extensions of credit or capital contributions to, or investments in, any joint ventures in which the Company or its direct or indirect Subsidiaries are a member on the date of this Agreement or become a member after the date of this Agreement in compliance with the terms of this Agreement;

(ix) sell, abandon, transfer or assign, any material assets to a Person other than a member of the Company Group outside of the ordinary course of business;

(x) (A) make or change any material Tax election; (B) surrender any right to or claim for a refund, credit or other reduction of material Taxes; (C) settle, consent to or compromise any claim or assessment for material Taxes; (D) materially amend, modify or otherwise change any material Tax Return; (E) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (F) enter into a closing agreement with any Governmental Authority regarding any material Tax or (G) change (or request to change) any material method of accounting for Tax purposes; other than, in the case of each of clauses (A), (B), (C), (D), (E), (F) and (G), in the ordinary course of business; and for actions that do not result in liabilities and penalties that materially exceed the reserves or accruals reflected in the consolidated financial statements of the Company Group;

(xi) incur or commit to incur any capital expenditure(s) other than consistent in all material respects with the aggregate capital expenditure budget set forth in Section 5.2(a)(xi) of the Company Disclosure Letter;

(xii) enter into, modify, amend or terminate any Material Contract or any Contract that would have been a Material Contract if such Contract were in existence as of the date hereof, except in the ordinary course of business, or as otherwise permitted under Section 5.2(a)(iii), Section 5.2(a)(vi), Section 5.2(a)(vii), Section 5.2(a)(viii), Section 5.2(a)(ix), or Section 5.2(a)(xv);

(xiii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K, promulgated by the SEC that would be required to be disclosed pursuant to Item 404, other than transactions, agreements, arrangements or understandings that are permitted under or approved in accordance with the Company’s Related Persons Transaction Policy that was provided to Parent prior to the date hereof;

(xiv) other than an acquisition from a member of the Company Group, acquire (by merger, consolidation or acquisition of stock or assets) any other business or any material portion thereof or material equity interest therein (including any joint venture, any non-wholly owned limited liability company or legal partnership or similar arrangement but excluding, for the avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person) that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger; and

(xv) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2(a).

(b) Except (i) as set forth in Section 5.2(b) of the Company Disclosure Letter, or, (ii) as expressly contemplated by the terms of this Agreement or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to, take any of the following actions without prior notice to and, if requested by Parent, engaging in good faith informational discussions with Parent with respect to such actions; provided that the timing of such discussions shall not delay the ability of the Company and its Subsidiaries to take any such action:

(i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to (1) obligations that are not in any individual case material to the Company Group taken as a whole, (2) actions taken in the ordinary course of business and (3) obligations of any direct or indirect Subsidiaries of the Company;

(ii) acquire, lease or license any material assets, including any Owned Real Property and Leased Real Property (other than in the ordinary course of business);

(iii) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim against any member of the Company Group, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments by the Company Group of, net of insurance recovery, no more than $1,000,000 in any individual case; or (C) settled in compliance with Section 6.15;

(iv) sell, abandon, transfer, assign, allow to lapse, or otherwise dispose of (including through exclusive licenses) any material Company Intellectual Property, except (A) for expiration of any Registered Company Intellectual Property at the end of its statutory term or (B) pursuant to a license granted in the ordinary course of business consistent with past practices;

(v) materially amend, renew or fail to exercise options to renew, voluntarily terminate or cancel any Lease (or enter into any Contract that if in effect on the date hereof would be a Lease) outside of the ordinary course of business;

(vi) incur or assume Indebtedness or issue debt securities in a principal amount in excess of $5 million in any individual case, except with respect to intercompany loans or advances between or among the Company and its direct or indirect Subsidiaries;

(vii) (A) enter into, adopt, amend or modify (including accelerating the vesting, payment or funding), or terminate any Employee Plan or other plan, program agreement or arrangement that would constitute an Employee Plan if in effect on the date hereof, in each case, with respect to C-Suite Executives (other than at-will offer letters or, for jurisdictions outside of the United States, employment agreements that provide for employment periods and rights no greater than required by applicable law, entered into with new hires of employees of the Company Group in the ordinary course of business); (B) increase or decrease the compensation of any C-Suite Executive; (C) grant or pay any special bonus, special remuneration, incentive awards or other compensation or benefits, or grant any equity or equity-based awards, or pay any compensation or benefit not required by (or accelerate the time of payment, vesting of any compensation or benefit or in any other way secure the payment becoming due under) any Employee Plan as in effect as of the date hereof to any C-Suite Executive, except in the case of each of clauses (A), (B) and (C), as may be required by applicable law or explicitly required by the terms of the applicable Employee Plan in effect as of the date hereof; (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any C-Suite Executive; (E) hire or terminate (other than for cause) any C-Suite Executive; or (F) grant or forgive any loans to any C-Suite Executive;

(viii) (A) except for such actions that are explicitly required by the terms of any Collective Bargaining Agreement or required by applicable law or order, enter into, negotiate, modify or terminate any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union, works council, or other labor organization; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group; or

(ix) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions requiring a notice to Parent under clauses (i) through (vi) of this Section 5.2(b).

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will use reasonable best efforts to cause its directors and officers not to, and will instruct its other employees, consultants, agents, representatives and advisors (collectively, “Representatives”) not to and will not authorize or knowingly permit any of them to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from (x) the Buyer Parties or (y) the Equity Investors, Reinvestment Stockholders or their respective Affiliates, or any group that includes any of foregoing (the Persons listed in clause (y), the “Consortium Members”), on behalf of the Buyer Parties); (ii) furnish to any Person any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than the Buyer Parties, the Consortium Members, or any of their respective designees), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members) or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members); (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members), other than to (A) inform any Person that the terms of this Section 5.3(a) prohibit such discussions or (B) seek clarification from any Person that has made an Acquisition Proposal on the terms and conditions of such proposal to provide adequate information regarding such Acquisition Proposal to the Company Board or the Special Committee; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than Acquisition Proposal from the Buyer Parties or any of the Consortium Members); (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than in respect of an Acquisition Proposal from the Buyer Parties or any of the Consortium Members), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. The Company will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other Representatives to immediately cease, any and all discussions or negotiations that existed on or prior to the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (A) promptly request the return or destruction of all non-public information concerning the Company Group furnished to any Person that has executed a confidentiality agreement at any time within the twelve month period immediately preceding the date hereof in connection with any Acquisition Proposal; (B) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Person or its Representatives; and (C) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its outside legal counsel) has determined that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately following the date hereof cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any such Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members ).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3 (but subject to the provisos in this Section 5.3(b)), if, prior to the Company’s receipt of the Requisite Stockholder Approval, the Company receives a bona fide Acquisition Proposal after the date hereof that did not result from a material breach of Section 5.3(a), the Company may, directly or indirectly through one or more of their Representatives and/or Reinvestment Stockholders, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company any such Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person

(and its Representatives and financing sources) with such Acquisition Proposal in a manner consistent with this Section 5.3(b); provided, that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel) has determined that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) has determined that the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 36 hours) (x) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent and (y) provide written notice to Parent of any determination made by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee pursuant to the immediately preceding proviso; and provided further, however, that if any such Person or its Representatives is a competitor of the Company Group, the Company Group shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3 other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof, including the Special Committee):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within 10 Business Days after Parent so requests in writing or in connection with the public disclosure by the Company of an Acquisition Proposal (other than of the type referred to in the following clause (D)) by any Person other than the Buyer Parties or the Consortium Members (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions except in connection with any material amendment of such Acquisition Proposal (and no more than once in connection with each such amendment)); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, that, for the avoidance of doubt, none of (1) the determination by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 5.3(c)(i) only in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) (1) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof or (2) if actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof, the magnitude or material consequences of such event, development or circumstance were not known to or reasonably foreseeable to the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (1) the receipt, existence of or terms of an Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1) the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (x) so determined; and (y) resolved to effect a Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Recommendation Change, the Company and its Representatives, during such five Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii) if the Company has received a bona fide Acquisition Proposal, that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board (acting upon the recommendation of the Special Committee) may (A) effect a Recommendation Change with respect to such Acquisition Proposal or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revisions to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal; and

(4) solely in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal which constitutes a Superior Proposal under sub-clause (B) of this Section 5.3(d)(ii), the Company will have validly terminated this Agreement in accordance with Section 8.1(g), including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 8.3(b)(ii).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 36 hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute an Acquisition Proposal (other than Acquisition Proposal from the Buyer Parties or any of the Consortium Members) are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 36 hours), of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and the material terms of such Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof, including the Special Committee), expressly reaffirms the Special Committee Recommendation and the Company Board Recommendation in such public statement.

(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any (i) director or officer of the Company or (ii) other Representative of the Company acting at the express direction of the Company with respect to the matters contemplated by this Section 5.3 will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any such other Representative to breach this Section 5.3(g), and upon becoming aware of any breach or threatened breach of this Section 5.3(g) by such other Representative, shall use its reasonable best efforts to stop such breach or threatened breach.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to (but may) agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Regulatory Filings and Efforts.

(a) The Buyer Parties will and will cause their respective Affiliates, if applicable, on the one hand, and the Company will and will cause its Subsidiaries, if applicable, on the other hand, within 20 Business Days following the date hereof, file with the FTC and the Antitrust Division of the DOJ any Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act. No Party shall (or shall permit any of its Affiliates, as applicable, to) withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Subject to Section 6.2(b), each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be reasonably required or requested by the FTC, the DOJ or any other Governmental Authorities; and (D) take all action reasonably necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of the HSR waiting period, (2) avoid or defend against, as applicable, any Legal Proceedings in connection with the authorization, execution and delivery of this Agreement and the Merger, and (3) obtain the required consents pursuant to any other applicable Antitrust Laws, in each case as soon as reasonably practicable and in any event prior to the Termination Date. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) In furtherance and not in limitation of the foregoing, nothing in this Agreement shall require Parent and/or Merger Sub to (and the Company and its Subsidiaries may not without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed)) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any material assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries or Parent and its Affiliates nor (ii) any other material restrictions on the activities of the Company and its Subsidiaries or Parent and its Affiliates.

(c) In furtherance and not in limitation of the foregoing, the Buyer Parties and the Company (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority in connection with the transactions contemplated by this agreement and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other substantive written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the transactions contemplated by this Agreement and any substantive developments, meetings or discussions with any Governmental Authority in respect thereof, including, including but not limited to, with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) unless required by the relevant Governmental Authority, not independently participate in any substantive meeting, hearing, proceeding or discussion (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the transactions contemplated by this Agreement without giving the other Parties reasonable prior notice of such substantive meeting and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that each of the Company and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, Parent and Merger Sub will not acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

6.3 Proxy Statement; Schedule 13E-3 and Other Required SEC Filings.

(a) Proxy Statement and Schedule 13E-3. Promptly (but in no event later than forty-five days, provided that the Buyer Parties timely comply with their obligations under Section 6.3(d)) following the date hereof, the Company shall prepare and the Company will file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company shall include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, as amended or supplemented, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger (or any other transactions contemplated by this Agreement) pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Affiliates to cause, the Proxy Statement, the Schedule 13E-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company will not file the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Proxy Statement, the Schedule 13E-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any Consortium Members for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent determines that any Consortium Member is required to file any document with the SEC other than the Schedule 13E-3 in connection with the Merger (or any other transactions contemplated by this Agreement) or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then Parent will, and will use reasonable best efforts to cause the applicable Consortium Members to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will file, and will use reasonable best efforts to cause the applicable Consortium Members to file, the Schedule 13E-3 (as to the Buyer Parties and/or the Consortium Members) and any Other

Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. The Buyer Parties will not, nor will the Buyer Parties permit any of the Consortium Members to, file the Schedule 13E-3 or any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Schedule 13E-3 or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties or the Consortium Members for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing will not, at the time that the Proxy Statement, the Schedule 13E-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, and, in the case of the Buyer Parties, will use reasonable best efforts to cause the Consortium Members to furnish, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. Prior to the Company Stockholder Meeting, each of the Company and the Buyer Parties agree to correct any information provided by it for the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, which, if not corrected, would cause the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing to include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and file with the SEC an appropriate amendment or supplement to such filing describing such information and, to the extent required by applicable law or the SEC or its staff, disseminate any such amendment or supplement to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not have any material communications in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such material written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or (iii) a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of the NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. As promptly as practicable (and in any event within five Business Days) after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. The Company’s obligations to hold the Company Stockholder Meeting and conduct the broker search pursuant to this Section 6.4(a) shall not be affected by a Recommendation Change. Unless there has been a Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed); (ii) to solicit additional proxies for the purpose of obtaining the Requisite Stockholder Approval if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Recommendation Change. If requested by Parent on up to two separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Requisite Stockholder Approval, the Company shall postpone or adjourn the meeting for up to 10 Business Days for each such occasion. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than 10 Business Days for each event giving rise to such a postponement or adjournment.

6.5 Equity Financing.

(a) No Amendments to Equity Commitment Letters. Subject to the terms and conditions of this Agreement, Merger Sub will not permit (i) any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (A) reduce the amount of the Equity Financing under any Equity Commitment Letter, (B) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (x) delay or prevent the Closing Date, or (y) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect, or (C) adversely impact the ability of Merger Sub or the Company, as applicable, to enforce its rights against the other parties to any Equity Commitment Letter or (ii) any assignment of any Equity Commitment Letter without the express written consent of the Company approved by the Company Board (upon the recommendation of the Special Committee) or by the Special Committee. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letters as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letters” will include such document as amended or modified in compliance with this Section 6.5.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Merger Sub in the Equity Commitment Letters; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letters; and (v) enforce its rights pursuant to the Equity Commitment Letters. In the event that any portion of the Equity Financing becomes unavailable, regardless of the reason therefor, Merger Sub will use its reasonable best efforts to obtain as soon as possible following the occurrence of such event, alternative financing (in an amount sufficient to replace such unavailable Equity Financing) from the same or other sources acceptable to the Company on terms and conditions no less favorable in the aggregate to Merger Sub than such unavailable Equity Financing.

(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Merger Sub be deemed or construed to require Merger Sub to bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to any of the Equity Commitment Letters (it being understood and agreed that Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letters to obtain as of Closing the Equity Financing provided for therein if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger).

(d) No Exclusive Arrangements. In no event will Parent or any of its Affiliates enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.

(e) Changes in Merger Sub Capitalization. From and after the date hereof, Merger Sub will not (and Parent shall cause Merger Sub not to) (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Merger Sub Securities, except for the issuance or sale of shares of Merger Sub Common Stock in connection with the Closing pursuant to the Equity Financing; (ii) adjust, split, combine or reclassify any of its shares of capital stock, or issue or authorize or propose the issuance of any other Merger Sub Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interests; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its shares of capital stock or other equity or voting interests, or make any dividend or distribution in respect of the shares of its capital stock or other equity or voting interest; (iv) pledge or encumber any shares of its capital stock or other equity or voting interest; or (v) modify the terms of any shares of its capital stock or other equity or voting interest.

6.6 Debt Financing.

(a) Obligations of the Company. Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date, except to the extent previously agreed in writing by the Company Group; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash that will be effective prior to the Closing Date; (iii) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; or (iv) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party.

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, the Company shall promptly notify the Buyer Parties in writing and the Company may use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to arrange to obtain alternative financing from alternative sources in an amount at least equal to the amounts in the Debt Commitment Letters (each such alternative financing, an “Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and provide the Buyer Parties with a copy of, the new financing commitment that provides for such Alternative Financing (each, an “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (i) to Debt Financing shall include each Alternative Financing, and (ii) to Debt Commitment Letters shall include each Alternative Financing Commitment Letter, and (iii) to “definitive financing documents” shall include the definitive documentation relating to any such Alternative Financing.

6.7 Debt Financing Cooperation. Prior to the Closing, the Parties shall use commercially reasonable efforts to provide all necessary or reasonably required cooperation in connection with the arrangement of the Debt Financing, including using commercially reasonable efforts to (i) cause Company management to participate in, upon reasonable advance notice and at mutually agreeable times, a reasonable number of meetings, lender presentations or other customary similar activities, (ii) furnish such financial statements and financial and operating information regarding the Company Group required in connection with the Debt Financing, (iii) assist with the preparation, authorization, execution and delivery of any note purchase or similar agreements, customary guarantees, pledge and security agreements, notes and other definitive financing documents and customary authorization letters in connection with the Debt Financing, (iv) reasonably assist with the preparations for the provision of, and obtaining of guarantees and the pledging of collateral, (v) provide, at least three (3) Business Days prior to the Closing, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the USA PATRIOT Act that is requested ten (10) Business Days prior to the Closing and (vi) facilitate the taking of all corporate or similar actions to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Soho House Bond Limited at the Closing.

6.8 Anti-Takeover Laws. The Company and the Company Board (and the Special Committee and any committee empowered to take such action, if applicable) will (a) take all reasonable actions within their power to ensure that no provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated thereby; and (b) if any provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated thereby, take all reasonable action within their power to ensure that the Merger and the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by thereby and otherwise to minimize or make inapplicable the effect of such document, statute or regulation on the Merger and such transactions.

6.9 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives, at Parent’s sole cost and expense, reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and management of the Company Group solely for the purpose of fulfilling its obligations hereunder, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (f) such access unreasonably interferes with the normal operations of the Company Group. Nothing in this Section 6.9 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.9 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The confidentiality provisions set forth in Section 9.4 will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.9. All access (including requests for access) by Parent and/or its Representatives (in their capacity as such) pursuant to this Section 6.9 must be directed to the General Counsel of the Company, or another person designated by the Company. For clarity, this Section 6.9 shall not prohibit any Person from using the facilities of the Company as a “member” of the Company in the ordinary course of the business.

6.10 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.11 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.11(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any reasonable costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification pursuant to this Section 6.11(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all reasonable fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.11(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of the Surviving Corporation or any of its successors or assigns will assume all of the obligations of the Surviving Corporation set forth in this Section 6.11.

(e) No Impairment. The obligations set forth in this Section 6.11 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.11, with full rights of enforcement as if such person were a Party. Notwithstanding any other provision of this Section 6.11, the rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) pursuant to this Section 6.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.12 Obligations of the Parties. Each of the Parties will take all action necessary to to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The confidentiality provisions set forth in Section 9.4 apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company will be reasonably acceptable to Parent. Thereafter, the Company (other than any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties or any of the Consortium Members, on the other hand.

6.15 Transaction Litigation. Prior to the Effective Time, each of the Buyer Parties and the Company will provide the other Party with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such Party reasonably informed with respect to the status thereof. Each of the Buyer Parties and the Company will (a) provide the other Party the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Buyer Parties or the Company, as the case may be, prior to such filing or submission, and the applicable Party shall consider such comments in good faith, (b) give the other Party a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Buyer Parties or the Company, as the case may be, in connection with any discovery or document production with respect to such Transaction Litigation, (c) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation. Prior to the Effective Time, neither the Buyer Parties nor the Company shall compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Party has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that a Party will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and such Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. The Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as soon as reasonably practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as soon as reasonably practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.19 Director Appointment. Prior to the Closing, the Company shall take any and all actions necessary to cause the Company Board to approve the nomination and appointment of the individuals listed on Section 6.19 of the Company Disclosure Letter to the Company Board, effective as of the Closing, such that each such individual will be considered an “Incumbent Director” (as defined in the Company Equity Plans). No later than five days prior to the Closing, the Company shall provide Parent evidence of such approval pursuant to resolutions of the Company Board, the form and substance of which shall be subject to reasonable review and comment by Parent.

6.20 [Intentionally Omitted].

6.21 Merger Tax Treatment. The Parties acknowledge and agree that, for United States federal income tax purposes, (a) with respect to the cash proceeds received by Merger Sub pursuant to the Equity Commitment Letters and deposited (or caused to be deposited) with the Payment Agent pursuant to Section 2.9(b), the Merger shall be treated as a taxable exchange of the Company Common Stock (other than Owned Company Shares, the Rollover Shares or Dissenting Company Shares and the shares of Class A Common Stock issued pursuant to Section 2.8) by the applicable Company Stockholders in exchange for the Per Share Price and (b) the Reinvestment Stockholders and the holders of shares of Class A Common Stock issued pursuant to Section 2.8 shall be treated as retaining their ownership interests in the Company during the course of and after the Merger. The Parties shall not (and shall cause each of their respective Affiliates not to) take any position with a taxing authority, on any Tax Return or otherwise with respect to Taxes that is inconsistent with the treatment described in this Section 6.21, except as otherwise required by a change in applicable law or by a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local law).

6.22 Enforcement of Support Agreements. Each Support Agreement provides that Parent is an express third party beneficiary thereof and that the applicable Reinvestment Stockholders party thereto will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights. From the date hereof and until the Effective Time, the Company shall (a) take all available action to enforce its rights under each Support Agreement against the applicable Reinvestment Stockholders party thereto in accordance with the terms of such Support Agreement (it being understood and agreed that the Company will seek to enforce, including by bringing suit for specific performance, the Support Agreements in accordance with their terms against the applicable Reinvestment Stockholders if Parent seeks and is granted a decree of specific performance to enforce the obligations of such Reinvestment Stockholders in accordance with the terms of such Reinvestment Stockholders’ Support Agreements) and (b) not amend, modify, supplement or terminate the Support Agreements or waive any provision thereof without the prior written consent of Parent and the Special Committee.

6.23 Repaid Indebtedness. At the Closing, the Company shall pay, or cause to be paid, all amounts specified in the Payoff Letters (as defined below) to fully discharge the then-outstanding balance of the third-party Indebtedness under the Contract set forth on Section 6.23 of the Company Disclosure Letter (such Indebtedness (other than any (w) contingent indemnification obligations as to which no claim has been asserted, (x) obligations or liabilities under cash management, hedge agreements and other bank products and (y) other obligations which, by their express terms, are to survive the termination of the Contract for such Indebtedness), the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders (or an agent on behalf of all holders) of the Repaid Indebtedness as set forth in the payoff letter with respect to the Repaid Indebtedness, which letter shall set forth the aggregate amount required to satisfy in full the Repaid Indebtedness as of the Closing Date (collectively, the “Payoff Letters”).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:

(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) HSR Act. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger will be in effect, and no law will have been enacted, entered, enforced or deemed applicable to the Merger that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

(d) Debt Financing. Proceeds of the Debt Financing shall have been funded prior to or substantially concurrently with the Closing.

7.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of immediately prior to the Effective Time on the Closing Date as if made at and as of immediately prior to the Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1 (other than the second sentence thereof), Section 3.2, Section 3.3(d), Section 3.7(c) and Section 3.7(d) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time on the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), the first sentence of Section 3.7(b) and Section 3.23 will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(iv) The representation and warranties set forth in Section 3.12(a)(ii) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.

7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a Governmental Authority preventing the consummation of the Merger is in effect, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any law will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose failure to comply with its obligations under Section 6.2 has been the primary cause of, or primarily resulted in, the failure to resolve or lift, as applicable, such law, injunction, judgment or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on February 15, 2026 or on such later date as may be mutually agreed upon by the Company and Parent (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g) or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e) and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date or the failure of the Closing to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f) by Parent at any time prior to the Company Stockholder Meeting if there has been a Recommendation Change;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 8.3(b); or

(i) by the Company, upon notice to Parent, if (i) all of the conditions set forth in Section 7.2(a) or Section 7.2(b) have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if the Closing were on such date), or, to the extent permitted by applicable law or this Agreement, waived; (ii) the Company has irrevocably notified each Equity Investor in writing that the Company stands ready, willing and able to consummate the Merger (subject to the funding by the Equity Investors of the purchase of shares of Merger Sub Common Stock pursuant to the Equity Commitment Letters); (iii) the Company shall have given each Equity Investor written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (iv) the purchase of shares of Merger Sub Common Stock pursuant to the Equity Commitment Letters shall not have been funded by the Equity Investors by the end of such three Business Day period.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties (other than pursuant to Section 8.1(a) which will be effective as set forth in the mutual agreement to terminate between the Company and Parent). In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the penultimate sentence of Section 6.9, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement.

8.3 Fees and Expenses; Limitation of Liability.

(a) General. All fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Subject to Section 2.9(e), the Surviving Corporation will pay or cause to be paid all (a) transfer, stamp and documentary Taxes or fees; and (b) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d); (B) at the time of such termination, the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member on behalf of the Buyer Parties) for an Acquisition Transaction has been publicly announced or publicly disclosed to the Company or the Company Board (or committee thereof, including the Special Committee) or publicly announced or publicly disclosed and not irrevocably withdrawn at least three Business Days prior to the Company Stockholder Meeting); and (D) within nine months following the termination of this Agreement pursuant to Section 8.1(d), either an Acquisition Transaction as a result of an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member) is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction as a result of an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member), then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to the Equity Investors (as set forth in their Equity Commitment Letters) in the aggregate an aggregate amount equal to $20,000,000 (the “Company Termination Fee”). For purposes of Section 8.3(b)(i)(D), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, prior to or concurrently with such termination, pay or cause to be paid to the Equity Investors (as set forth in their Equity Commitment Letters) in the aggregate an aggregate amount equal to the Company Termination Fee.

(iii) Under no circumstances will the Company Termination Fee be payable by any Financing Source and in no event will any Financing Source be liable for the Company Termination Fee.

(c) Single Payment Only. The Parties acknowledge and agree that (i) in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events and (ii) the amount of any expense reimbursement or termination payments paid or payable by or on behalf of the Company to any Equity Investor shall be credited against the amount of any Company Termination Fee payable by the Company.

(d) Payments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.

(e) Sole and Exclusive Remedy.

(i) Under no circumstances will the collective monetary damages payable by (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) or any of their Affiliates for breaches under this Agreement (taking into account any payment of the Company Termination Fee pursuant to this Agreement and any expense reimbursements made by the Company under any Transaction Agreements) exceed an amount in the aggregate equal to the Company Termination Fee for all such breaches (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Parent Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, including the Merger, or the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure.

(ii) Under no circumstances will the collective monetary damages payable by (A) the Buyer Parties; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, financing sources, members, managers, general or limited partners, stockholders and assignees of any of the Buyer Parties or any of their Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) or any of their Affiliates for breaches under this Agreement or the Equity Commitment Letters exceed an amount in the aggregate equal to $10,000,000 for all such breaches (the “Parent Liability Limitation”); provided, that, notwithstanding anything to the contrary contained in this Agreement, no Buyer Party shall have any monetary liability whatsoever to any other Person for the failure of any Equity Investor to make any payments required to be made by such Equity Investor under an Equity Commitment Letter or the failure of any Financing Source to make any payments required to be made by such Financing Source under a Debt Commitment Letter. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement or the other Transaction Agreements or the transactions contemplated hereby and thereby, including the Merger, or the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. No Financing Source shall be subject to any special, indirect, consequential or punitive damages.

(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee.

(g) Non-Recourse Buyer Parties. Other than with respect to the Equity Investors pursuant to the Equity Commitment Letters, in no event will the Company seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates, members, managers, general or limited partners or representatives of Merger Sub, Parent or any former, current or future equity holder, controlling Person, director, officer, employee, Affiliate, member, manager, general or limited partner or representative of any of the foregoing, with respect to this Agreement, the Transaction Agreements or the transactions contemplated hereby and thereby (including any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than an award for the payment of amounts payable from the Buyer Parties to the extent expressly provided for in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:

Yucaipa Alliance Management, LLC

9130 West Sunset Boulevard

Los, Angeles, California 90069

Attn:    Dan Larsen

Email:    dan.larsen@yucaipaco.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:      Samir A. Gandhi

  John H. Butler

  Ayo Badejo

Email:     sgandhi@sidley.com

  john.butler@sidley.com

  abadejo@sidley.com

(b)	if to the Company to:

Soho House & Co Inc.

180 Strand

London, United Kingdom WC2R 1EA

Attn:    Benedict Nwaeke

Email:    ben.nwaeke@sohohouse.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:      Samir A. Gandhi

  John H. Butler

  Ayo Badejo

Email:     sgandhi@sidley.com

  john.butler@sidley.com

  abadejo@sidley.com

and to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:       Philip Richter

  Alison McCormick

Email:      Philip.Richter@friedfrank.com

  Alison.McCormick@friedfrank.com

and to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

Attn:       Melissa A. DiVincenzo

Email:      mdivincenzo@morrisnichols.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that Parent or Merger Sub may assign this Agreement and/or its rights, interests and obligations hereunder to any Affiliate without any such prior written approval. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4 Confidentiality. From the date hereof until the Closing, the Buyer Parties shall not and shall use their commercially reasonable efforts to cause their respective Representatives not to, disclose to any other Person any non-public information of the Company Group (the “Company Confidential Information”); provided, that the Buyer Parties and their respective Representatives may disclose Company Confidential Information (i) to the extent required by applicable law, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the Buyer Parties and their respective Representatives, as applicable, (ii) as may be reasonably necessary in connection with any Tax Returns, accounting records or financial reporting obligations or any audit, or (iii) in order to comply with any applicable law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Buyer Parties or their respective Representatives, as applicable, in the course of any litigation, investigation or administrative proceeding; provided, further, that, if the Buyer Parties or any of their respective Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Company Confidential Information, the Buyer Parties shall provide the Company with prompt prior written notice of such requirement and, to the extent reasonably practicable, cooperate with the Company (subject to payment of the Buyer Parties’ reasonable and documented out-of-pocket costs and expenses) to obtain a protective order or similar remedy to cause Company Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the Buyer Parties and their respective Representatives, as applicable, shall furnish only that portion of Company Confidential Information that has been legally compelled, and shall exercise commercially reasonable efforts (subject to payment of the Buyer Parties’ reasonable and documented out-of-pocket costs and expenses) to obtain assurance that confidential treatment will be accorded such disclosed Company Confidential Information. The Buyer Parties hereby agree, and shall use commercially reasonable efforts to cause their respective Representatives, to protect the Company Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prohibit the unauthorized disclosure of Company Confidential Information as Buyer Parties use to protect their own confidential information of a like nature. The Company shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants and obligations, without the requirement to prove actual damages or to post a bond or other security.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Support Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and the Equity Commitment Letters constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.11 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.11 (it being understood and agreed that the provisions set forth in Section 6.11 will inure to the benefit of each Indemnified Person and will be enforceable by each such Indemnified Person); ; and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock, to receive the consideration set forth in Article II. The provisions of Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.13, Section 9.14, Section 9.16 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to enforce the obligations of the Equity Investors under the Equity Commitment Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters); provided that, the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing the Buyer Parties’ obligation to consummate the Merger and cause the Equity Financing to be funded shall only be available in the event all conditions in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if the Closing were on such date), or, to the extent permitted by applicable law or this Agreement, waived at the time when the Closing would have been required to occur pursuant to Section 2.3.

(ii) The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement and the transactions contemplated hereby for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of or relates to this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) expressly waives any objection or claim that it may now or hereafter have to the lack of personal jurisdiction or improper venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree: (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of their obligations thereunder, including under the Debt Commitment Letters, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, against any Financing Sources in any way arising out of, or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of their obligations thereunder, including under the Debt Commitment Letters, in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE EQUITY COMMITMENT LETTERS, THE EQUITY FINANCING OR THE DEBT FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING A FINANCING SOURCE). EACH PARTY

ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.13 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company, except that (a) in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval and (b) the definition of the term “Requisite Stockholder Approval” may not be amended, and the condition precedent set forth in Section 7.1(a) regarding the receipt of the Requisite Stockholder Approval may not be amended.

9.14 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein (except with respect to the condition set forth in Section 7.1(a), which shall not be waivable). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in the definition of “Financing Sources”, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.13, and this Section 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.13, or this Section 9.14) may not be amended, modified, waived or altered without the prior written consent of the Financing Sources party to the Debt Commitment Letters.

9.15 Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

9.16 Financing Sources’ Exculpation. Notwithstanding anything to the contrary contained herein, no Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby; provided, that nothing in this Section 9.16 shall limit the enforcement rights of (i) the borrower under the Debt Commitment Letters or the definitive debt documents executed in connection with the Debt Financing or (ii) the Company or Merger Sub under the Equity Commitment Letters.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

EH PARENT LLC

By:	/s/ Bradford Nugent
Name: Bradford Nugent
Title: Authorized Signatory

EH MERGERSUB INC.

By:	/s/ Bradford Nugent
Name: Bradford Nugent
Title: Authorized Signatory

[Signature Page to Merger Agreement]

SOHO HOUSE & CO INC.

By:	/s/ Andrew Carnie
Name: Andrew Carnie
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Surviving Corporation Certificate of Incorporation

CERTIFICATE OF MERGER

MERGING

EH MERGERSUB INC.,

A DELAWARE CORPORATION

WITH AND INTO

SOHO HOUSE & CO INC.,

A DELAWARE CORPORATION

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

Soho House & Co Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: Each of the constituent corporations (the “Constituent Corporations”), the Company and EH MergerSub Inc., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger, dated as of August 15, 2025 (the “Merger Agreement”), by and among the Company, EH Parent LLC, a Delaware limited liability company, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Soho House & Co Inc.

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that, upon the effectiveness of the Merger, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

180 Strand London, United Kingdom WC2R 1EA

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective as of ____________, following the filing of this Certificate of Merger with and acceptance for record by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Soho House & Co Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer as of _______________________.

SOHO HOUSE & CO INC.

Name:
Title:

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Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SOHO HOUSE & CO INC.

ARTICLE I

The name of the corporation (hereinafter the “Corporation”) is Soho House & Co Inc.

ARTICLE II

The name and address of the Corporation’s registered agent in the State of Delaware is Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803, New Castle County, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation, exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and engaging in any other activities incidental or ancillary thereto.

ARTICLE IV

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is three hundred million (300,000,000) shares of capital stock, of which 100,000,000 shares shall be Class A common stock, par value $0.01 per share (the “Class A Common Stock”), 150,000,000 shares shall be Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 50,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.02 Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.

(a) Voting Rights. Except as otherwise required by applicable law or this Certificate:

(i) each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise;

(ii) each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise; and

(iii) except as otherwise required in this Certificate, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

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(b) Dividends and Distributions. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or distributions and except as provided for in the Voting Agreement of the Corporation, dated on or about the Effective Time (as defined below), by and among the stockholders of the Corporation listed on Exhibit A attached thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Voting Agreement”), the holders of Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.02(c).

(d) Class B Common Stock.

(i) From and after the effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, (i) one or more Permitted Transferees (as defined in the Voting Agreement) of the holder of such Class B Common Stock, (ii) another Person who holds Class B Common Stock of the Corporation as of the date of the Voting Agreement (an “Initial Class B Common Stock Holder”), or (iii) one or more of such other Initial Class B Common Stock Holder’s Permitted Transferees (collectively, the “Permitted Class B Owners”).

Section 4.03 Conversions and Transfers of Class B Common Stock.

(a) Optional Conversion of Class B Common Stock. At the option of a holder of Class B Common Stock, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein. Each holder of Class B Common stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates (if any), duly endorsed, at the office of the Corporation or the Corporation’s transfer agent (the “Transfer Agent”), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender and the certificate or certificates representing the shares of Class B Common Stock, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Transfer Agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

(b) Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock immediately following a transfer to any person other than a Permitted Class B Owner. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or the Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or the Transfer Agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent.

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(c) Conversion upon Death. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Permitted Class B Owner, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such natural person.

(d) Final Conversion of Class B Common Stock. At such time as the Permitted Class B Owners own less than 15% of the shares of the Corporation’s total outstanding Common Stock (the “Final Conversion Date”), each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Corporation may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing the shares (if any) are surrendered to the Corporation or the Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or the Transfer Agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent.

(e) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 4.03, such conversions shall be deemed to have been made at the time that the transfer of shares occurred or immediately upon the Final Conversion Date, as applicable.

Section 4.04 Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.05 Fractions. Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Subject to the restrictions set forth in this Certificate, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.

Section 4.06 Amendment. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Certificate of Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Certificate of Designation).

Section 4.07 Preferred Stock. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Stock, for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate of designation (a “Preferred Stock Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

(a) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;

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(b) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;

(c) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation or the holder thereof or upon the happening of a specified event;

(d) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;

(f) whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;

(h) whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and

(i) any other powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the series.

Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate. Except as otherwise expressly provided in this Certificate, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately as a class or together with the holders of one or more other such series as a separate class, to vote thereon pursuant to this Certificate or pursuant to the DGCL. Unless otherwise provided by this Certificate, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock established by a Preferred Stock Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.08 Rights upon Liquidation and Dissolution. On any liquidation, dissolution or winding-up of the Corporation, the holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class

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ARTICLE V

Section 5.01 General Powers. Except as otherwise provided by applicable law, this Certificate or the Voting Agreement, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.02 Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article V (relating to the rights of any series of Preferred Stock to elect additional directors), the total number of directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Election of directors need not be by written ballot unless the Bylaws shall so require.

Section 5.03 [Reserved].

Section 5.04 Quorum. Except as otherwise provided by applicable law and subject to the terms of the Voting Agreement, the presence in person or by proxy of a majority of directors shall constitute a quorum for the conduct of business at any meeting of the Board.

Section 5.05 Vacancies; Newly Created Directorships. Except as otherwise provided by this Certificate and subject to the terms of the Voting Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled by an affirmative vote of the holders of a majority of the voting power of the then outstanding Common Stock (which vote may be taken by written consent of such holders).

Section 5.06 Removal of Directors. Except as otherwise provided by law, the Voting Agreement or this Certificate, any director may be removed as a director at any time, with or without cause.

Section 5.07 Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series of Preferred Stock, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Certificate (including any Preferred Stock Certificate of Designation). Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.08 Non-Voting Representatives. The directors may, from time to time by majority vote, designate up to four additional non-voting representatives of the Board (the “Non-Voting Representatives”). The Non-Voting Representatives shall not have any power as directors to vote on any action to be taken or matter to be determined by the Board (and for such purposes the number of directors and number of votes on the Board shall be determined excluding all Non-Voting Representatives). Without limiting the generality of the foregoing, the consent of the Non-Voting Representatives shall not be required for, or counted for purposes of determining, any action to be taken by the Board in writing, and the presence of the Non-Voting Representatives shall not be required or counted for purposes of establishing quorum for the conduct of business of any meeting of the Board. Each Non-Voting Representative may at any time be removed and replaced by a majority vote of the directors.

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ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders.

ARTICLE VII

Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Chairman of the Board, at any time, (ii) the Secretary of the Corporation at the direction of a majority of the directors then in office, at any time, or (iii) the Secretary of the Corporation at the written request of the holders of a majority of the voting power of the then outstanding Common Stock, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article VIII (including by changes in applicable law), or the adoption of any provision of this Certificate inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Subject to the rights of the holders of one or more series of Preferred Stock then outstanding to act by written consent as provided in any Preferred Stock Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE X

Section 10.01 Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater

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indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including reasonably incurred attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.04 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 10.02 Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.

Section 10.03 Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including reasonably incurred attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 10.08, shall be an Other Indemnitor.

Section 10.04 Claims. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.04, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made by the Board, or if the Board so chooses, by Independent Counsel, which shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

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Section 10.05 Enforcement. If a claim under Section 10.01 of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 10.04 of this Article X has been received by the Corporation, or if a claim under Section 10.02 of this Article X is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.06 Procedures. If a determination shall have been made pursuant to Section 10.04 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.05 of this Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.05 of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.

Section 10.07 Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate, Bylaws, agreement, vote of stockholders or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article X (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 10.08 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 10.09 Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 10.10 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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Section 10.11 Definitions; Construction. For purposes of this Article X: “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Section 10.12 Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XI

Section 11.01 Waiver of Corporate Opportunity. Except as otherwise provided in the second sentence of this Section 11.01, (i) no stockholder of the Corporation or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or director of the Corporation) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Corporation in which the Corporation may, but for the provisions of this Section 11.01, have an interest or expectancy (a “Corporate Opportunity”), and (b) no stockholder of the Corporation or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or director of the Corporation) shall be deemed to have breached any fiduciary or other duty or obligation to the Corporation by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation. The Corporation renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Corporation; provided, however, that the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or director of the Corporation whether or not such individual is also a director or officer of a stockholder of the Corporation, if such opportunity is expressly offered in writing solely to such Person in his or her capacity as an officer or director of the Corporation.

Section 11.02 Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.03 Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Certificate, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article XI (other than this Section 11.03 of this Article XI) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, and any investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) waived or renounced by any Person pursuant to such other provisions of this Article XI shall be expressly reserved and maintained by such Person, as applicable (and shall not be waived or renounced) as to any such employee.

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Section 11.04 Section 122(17) of the DGCL. For the avoidance of doubt, subject to Section 11.03 of this Article XI, this Article XI is intended to constitute, with respect to the representatives of any stockholder of the Corporation or any Affiliate of such stockholder, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

Section 11.05 Definitions. Solely for purposes of this Article XI, (A) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such other Person; provided, that, an Affiliate of any Person shall also include (a) in the case of a partnership, any general partner of such partnership, (b) in the case of a trust, any trustee or beneficiary of such trust, (c) any spouse, parent, child or lineal descendant of any individual described in clause (b) above, (d) in the case of an individual, any spouse, parent, child or lineal descendant of such individual, and (e) any trust, partnership or limited liability company, under which the distributions may be made only to or for the benefit of such Person and/or any spouse, parent, child or lineal descendant of such Person and (B) “Person” shall mean an individual, corporation, partnership, limited liability company, association, fund, trust or other entity or organization, including a governmental authority.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XII.

ARTICLE XIII

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XIV

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any Article (or section or subsection thereof) of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its current form or as hereafter amended are granted subject to the right reserved in this Article XV.

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Exhibit B

Surviving Corporation Bylaws

Exhibit B

BYLAWS

OF

EH MERGERSUB INC.

ARTICLE I

OFFICES

SECTION 1.01 The Corporation may have offices at such places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

SECTION 2.01 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and the transaction of such other business as may properly be brought before the meeting in accordance with these Bylaws at such date, time and place, if any, as may be fixed by resolution of the Board of Directors of the Corporation from time to time. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

SECTION 2.02 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Chairman of the Board, if any, the holders of a majority of the outstanding shares, or pursuant to a resolution approved by a majority of the whole Board of Directors or by a committee of the Board of Directors authorized to call such meetings and by no other person. The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. The business transacted at a special meeting of stockholders shall be limited solely to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting.

SECTION 2.03 Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 2.04 Stockholder Lists. The officer of the Corporation who has charge of the stock ledger shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 2.05 Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

SECTION 2.06 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of stockholders. In the absence of a quorum, the stockholders so present may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.

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SECTION 2.07 Voting; Proxies; Required Vote.

(a) Except as otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Voting at 3 meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or by proxy at such meeting. Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast in the election of directors. Each other question shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

(c) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the minutes of proceedings of the stockholders. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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SECTION 2.08 Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspector or inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

SECTION 2.09 Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, and no more than 60 days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

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SECTION 3.02 Number and Tenure. The Board of Directors shall consist of not less than one member, the exact number of which shall initially be fixed by the incorporator of the Corporation and thereafter from time to time by the Board of Directors or the holders of a majority of the outstanding shares. Except as provided in Section 3.03, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

SECTION 3.03 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum, the affirmative vote of the holders of a majority of the outstanding shares, or by a sole remaining director, and the directors so chosen shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

SECTION 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

SECTION 3.05 Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be held at such times and places as may be determined by the chairman or by any director. Notice of each special meeting of the Board of Directors shall be given to each director by mailing the same at least 48 hours before the date of the meeting, or by telegraphing, telephoning or emailing the same or by delivering the same personally not later than twenty-four hours before the date of the meeting.

SECTION 3.06 Quorum. Except as otherwise provided by law, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

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SECTION 3.07 Actions by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 3.08 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in these Bylaws or in the resolution of the Board of Directors designating such committee, or an amendment to such resolution, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

SECTION 3.09 Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 3.09 shall constitute presence at such meeting.

ARTICLE IV

OFFICERS

SECTION 4.01 Election; Qualification; Term. The Board of Directors may, if it so determines, elect a Chairman of the Board from among its members. The Board of Directors may also elect a Chief Executive Officer, a President, a Secretary, one or more Vice Presidents, one or more Assistant Secretaries, a Chief Financial Officer, one or more Assistant Treasurers and such other officers as it so determines. Any number of offices may be held by the same person. Each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

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SECTION 4.02 Resignation; Removal; Vacancies. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

SECTION 4.03 Powers and Duties of Executive Officers. The powers and duties of the officers of the corporation shall be as provided from time to time by resolution of the Board of Directors. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board of Directors.

SECTION 4.04 Compensation. The salaries of all officers of the Corporation shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.

SECTION 4.05 Delegation of Duties. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V

STOCK CERTIFICATES

SECTION 5.01 Uncertificated Shares. Unless otherwise provided by resolution of the Board of Directors, each class or series of shares of the Corporation’s capital stock shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 5.02 Transfers of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

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SECTION 5.03 Stockholders of Record. The Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01 Indemnification Obligation. The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against expenses (including attorneys’ fees), judgments, losses, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding commenced by such person only if the commencement of such Proceeding was authorized in the specific case by the Board of Directors.

The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against Losses actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

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SECTION 6.02 Advance of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding subject to the provisions of the General Corporation Law of the State of Delaware or any other any applicable statutes.

SECTION 6.03 Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 6.04 Other Indemnification. Given that certain jointly indemnifiable claims (as defined below) may arise due to indemnification provided by certain indemnitee-related entities (as defined below) to the indemnified parties pursuant to this Article VI (each an “Indemnified Party” and together, the “Indemnified Parties”), the Corporation shall be fully and primarily responsible for the payment to the Indemnified Parties in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Section 6.04, irrespective of any right of recovery the Indemnified Parties may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Indemnified Parties may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Parties or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to any of the Indemnified Parties in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnified Parties against the Corporation, and the Indemnified Parties shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 6.04, entitled to enforce this Section 6.04.

For purposes of this Section 6.04, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses on account of Proceedings or Losses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

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(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, Proceeding for which any of the Indemnified Parties shall be entitled to indemnification or advancement of expenses from both (i) the Corporation, on the one hand, and (ii) any indemnitee-related entity pursuant to any other agreement between any indemnitee-related entity and the Indemnified Party pursuant to which such Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any indemnitee-related entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational documents or governing of any indemnitee-related entity, on the other hand.

SECTION 6.05 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01 Seal. The corporate seal, if any, shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

SECTION 7.02 Dividends. Dividends, if any, upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for any other purpose, and the Board of Directors may modify or abolish any such reserve.

SECTION 7.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

SECTION 7.04 Waiver of Notice. Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

SECTION 7.05 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

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ARTICLE VIII

AMENDMENTS

SECTION 8.01 These Bylaws may be amended, altered, changed, adopted and repealed or any new by-laws may be adopted by the Board of Directors. If the Board of Directors makes, amends or repeals any bylaw, the Corporation shall report in writing the substance of the change to the stockholders entitled to vote on amending the Bylaws, with or before notice of the next stockholders meeting. The stockholders may make additional bylaws and may alter and repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

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